Exhibit 2.2

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

NATIONAL HEALTH INDUSTRIES, INC.,

ALMOST FAMILY, INC.,

and

BRACOR, INC.

dated as of

February 24, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II PURCHASE AND SALE OF SHARES	9
2.1 Basic Transaction	9
2.2 Purchase Price	9
2.3 Payments at Closing	9
2.4 Closing	10
2.5 Deliveries at Closing	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY	10
3.1 Organization	10
3.2 Authorization of Transaction	10
3.3 Non-Contravention	11
3.4 Ownership of Company Shares	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	11
4.1 Organization	11
4.2 Authorization of Transaction	11
4.3 Non-Contravention	12
4.4 Brokers’ Fees	12
4.5 Investment	12
4.6 Financial Ability to Perform	12
4.7 Investigation by Buyer	12
4.8 No Reliance	12
4.9 Litigation	13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY	13
5.1 Organization, Qualification, Corporate Power and Authorization	13
5.2 Authorization of Transaction	13
5.3 Capitalization	13
5.4 Non-Contravention	13
5.5 Brokers’ Fees	14
5.6 Real Property	14
5.7 Subsidiaries	14
5.8 Financial Statements	14
5.9 Absence of Certain Changes and Events	15
5.10 Compliance with Laws	16
5.11 Undisclosed Liabilities	20
5.12 Permits	21
5.13 Environmental Matters	21
5.14 Taxes	21
5.15 Intellectual Property	23
5.16 Contracts	23
5.17 Insurance	25

5.18 Litigation	25
5.19 Labor Matters	25
5.20 Employee Benefits	26
5.21 Tangible Personal Property	28
5.22 Transactions with Certain Affiliates	28
5.23 Accounts Receivable	29
5.24 Worker’s Compensation	29
5.25 Full Disclosure	29

ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS	29
6.1 Cooperation; Regulatory Approvals	29
6.2 Access	30
6.3 Notification of Certain Matters	30
6.4 Operation of Business	31
6.5 Expenses	33
6.6 Confidentiality	33
6.7 No Public Announcement	33
6.8 Directors’ and Officers’ Indemnification	34
6.9 Employment Matters	35
6.10 Preservation of Books and Records	35
6.11 Insurance Coverage	35
6.12 Transfer Taxes	35
6.13 Further Assurances; Closing Conditions	36
6.14 No Solicitation of Other Bids	36
6.15 Tax Matters	37
6.16 Non-Competition and Non-Solicitation	38
6.17 Use of Corporate Name or Trade Name	39

ARTICLE VII CONDITIONS PRECEDENT	40
7.1 Conditions to Obligation of Buyer	40
7.2 Conditions to Obligation of the Holding Company	41
7.3 Frustration of Closing Conditions	42

ARTICLE VIII REMEDIES	42
8.1 Survival of Representations, Warranties and Covenants	42
8.2 Claims Against the Holding Company	43
8.3 Claims Against Buyer	45
8.4 Matters Involving Third Party Claims	45
8.5 Matters Not Involving Third Party Claims	46
8.6 Limitations on Indemnification	46
8.7 Exclusive Remedy; Waiver of Certain Damages	48
8.8 Closing of the Bracor SPA Transaction	48
8.9 Adjustments to Final Purchase Price	49
8.10 Parent Guaranty	49
8.11 Effect of Investigation	50

ARTICLE IX TERMINATION	50
9.1 Termination of Agreement	50
9.2 Effect of Termination	51

ARTICLE X MISCELLANEOUS	51
10.1 No Third Party Beneficiaries	51
10.2 Entire Agreement	51
10.3 Succession and Assignment	51
10.4 Counterparts; Signatures	51
10.5 Headings	51
10.6 Notices	51
10.7 Governing Law	53
10.8 Amendments and Waivers	53
10.9 Severability	53
10.10 Construction	53
10.11 Incorporation of Exhibits and Schedules	53
10.12 Specific Performance	53
10.13 Disclosure Schedule	54
10.14 Counterparts	54
10.15 Public Statements	54

EXHIBITS AND SCHEDULES

Exhibit A — Form of Transition Services Agreement

Disclosure Schedule — Exceptions to Representations and Warranties of the Holding Company and Certain Other Exceptions and Disclosures*

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of February 24, 2015, is entered into by and among National Health Industries, Inc., a Kentucky corporation (“Buyer”), Almost Family, Inc., a Delaware corporation (“Parent”), and Bracor, Inc., a New York corporation (the “Holding Company”), Each of Buyer, Parent and the Holding Company is referred to in this Agreement individually as a “Party” and together as the “Parties.”  Capitalized terms not otherwise defined in this Agreement have the meanings given to such terms in Article I.

RECITALS

WHEREAS, the Holding Company owns all of the issued and outstanding shares of capital stock (the “Company Shares”) of BHC Services, Inc. (the “Company”),  a New York corporation, which provides home health services in Ohio;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from, and Holding Company will sell to Buyer, all of the Shares;

WHEREAS, Buyer is a wholly owned subsidiary of Parent, and Parent desires to guarantee certain obligations of Buyer under this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties and the shareholders of Bracor, Inc. entered into a Share Purchase Agreement (the “Bracor SPA”) pursuant to which Buyer agreed to purchase all of the stock of the Holding Company from such shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

“Accounting Policies and Principles” means GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company Group in the preparation of the Most Recent Audited Financial Statements (as defined in the Bracor SPA).  But to the extent that the accounting principles, practices, procedures, policies and methods used and applied by the Company Group in the preparation of the Most Recent Audited Financial Statements are not in accordance with GAAP, then the applicable determination or preparation of financial information required by this Agreement shall be undertaken without regard to the accounting principles, practices, procedures, policies or methods that deviate from GAAP.

“Acquisition Date” means July 18, 2008.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Documents” means the agreements, documents, instruments and certificates contemplated by this Agreement to be executed in connection with the consummation of the transactions contemplated by this Agreement.

“Balance Sheet Date” means December 31, 2014.

“Benefit Plans and Arrangements” is defined in Section 5.20(a).

“Bracor SPA” is defined in the recitals to this Agreement.

“Business” means the business of operating home health agencies in Ohio as currently conducted by the Company and the Holding Company.

“Business Day” means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 7.2(e).

“Buyer’s Fundamental Representations” is defined in Section 8.1(a)(ii).

“Buyer Indemnitees” is defined in Section 8.2.

“Buyer Losses” is defined in Section 8.2.

“Cerner” is defined in Section 8.2(j).

“Claim for Indemnification” means a good faith written notice by the Buyer Indemnitees or the Seller Indemnitees asserting a claim for Losses under Article VIII delivered in accordance with Section 10.6.  Such notice shall provide, in reasonable detail: (i) a specific description of the Losses that the Indemnified Party has suffered, or is reasonably likely to suffer; (ii) the dollar amount of such Losses (to the extent known or ascertainable, or if not, a good faith estimate of the amount thereof with reasonable explanation of the basis for the estimate); (iii) the representation, warranty or covenant set forth in this Agreement the breach of which is giving rise to such Losses; and (iv) the facts and circumstances underlying such asserted breach.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any: (i) option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right or other contract that requires an Entity to issue any of its Equity Interests; (ii) other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any Equity Interest of an Entity; (iii) statutory pre-emptive right or pre-emptive right granted under an Entity’s Organizational Documents; and (iv) stock appreciation right, phantom stock, profit participation or other similar right with respect to an Entity.

“Company” is defined in the recitals to this Agreement.

“Company Group” means the Holding Company and its Subsidiaries (as defined in the Bracor SPA) together, and, as appropriate, shall mean each of the Holding Company and the Subsidiaries separately.

“Company Indebtedness” means, as of any particular time, with respect to the Company, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees or premiums payable as a result of the repayment of such Indebtedness on the Closing Date) arising under, without duplication: (i) indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security; (iii) obligations under capitalized leases determined under GAAP; (iv) indebtedness secured by an Encumbrance on assets or properties; (v) accrued and unpaid director and management fees; (vi) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vii) guarantees with respect to any indebtedness, obligation or liability of any other Person of a type described in clauses (i) through (vi) above; and (viii) obligations under interest rate, currency or commodity hedging transactions, including swaps, hedges, collars, futures and similar arrangements; provided, that, Company Indebtedness shall not include any intercompany Company Indebtedness.

“Company Intellectual Property” is defined in Section 5.15(a).

“Company Shares” is defined in the recitals to this Agreement.

“Company Transaction Expenses” means, without duplication, all amounts due and payable (and not previously paid) for costs and expenses incurred by the Company in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including for services rendered by third party brokers, bankers, attorneys, accountants or other representatives.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 29, 2014, entered into by Parent in favor of the Company.

“Contract” means any contract, agreement or other legally binding commitment, whether written or oral, to which the Company is a party and which is in effect as of the date of this Agreement.

“Decree” means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

“Deductible Amount” is defined in Section 8.6(a)(i).

“Disclosure Schedule” is defined in Article III.

“Effective Time” means 12:01 a.m. on March 1, 2015, unless a different Effective Time is agreed to in writing by Holding Company and Buyer prior to the Closing.

“Employee” means any individual who, as reflected in the payroll records of the Company, is, as of a specified date: (i) employed by and rendering personal services to the Company; (ii) receiving short-term or long-term disability benefits from the Company under a Benefit Plan and Arrangement; or (iii) on vacation or an approved leave of absence from his or her employment with the Company.

“Encumbrance” means, with respect to any asset, any mortgage, pledge, lien, encumbrance, easement, right of way, property right or interest, restriction on transfer, security interest, or defect in title in respect of such asset.  For the avoidance of doubt, the term “Encumbrance” shall not include any license of any Intellectual Property.

“Entity” means a partnership, a corporation, a limited liability company, an association, a trust, a joint venture or an unincorporated organization.

“Environment” means surface or ground water, water supply, soil, the ambient air, oceans, rivers or other bodies of water.

“Environmental Laws” means all Laws that relate to the prevention, abatement or elimination of pollution or the protection of the Environment.

“Equity Interest” means: (i) with respect to a corporation, any share of its capital stock; (ii) with respect to a limited liability company, any of its units or other limited liability company interests; and (iii) any other direct equity ownership in an Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” is defined in Section 8.1(a)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state, provincial, local or other government, governmental authority or regulatory body, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body, or any entity exercising regulatory or administrative functions of or pertaining to a government or political subdivision thereof.

“Governmental Programs” is defined in Section 5.10(b)(v).

“Hazardous Substance” means any liquid, gaseous or solid material, substance or waste that is defined or listed as hazardous or toxic under any applicable Environmental Law.

“Health Care Laws” is defined in Section 5.10(b).

“Health Care Permits” is defined in Section 5.10(c).

“Holding Company” is defined in the preamble to this Agreement.

“Holding Company Closing Certificate” is defined in Section 7.1(e).

“Home Health Agency” means the home health agency owned or operated by the Company.

“Indemnification Escrow Amount” means the Indemnification Escrow Amount as defined in the Bracor SPA.

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Intellectual Property” means all patents, patent applications, trademarks, service marks and trade names, and all registrations and applications therefor, copyrights, copyright registrations and applications, internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Todd Brason, David Brason, Eric Armenat, Patrick Mathews and Andrew Fors.

“Law” means any constitution, statute, treaty, code, ordinance, law, rule or regulation of any applicable Governmental Authority.

“Leased Property” is defined in Section 5.6(b).

“Losses” is defined in Section 8.2.

“M&T Bank” is defined in Section 2.3(a).

“Material Adverse Change” or “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Company, or (b) the ability of Holding Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that the term “Material Adverse Change” or “Material Adverse Effect” shall not include, alone or in combination, and no change, event or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”: (i) general conditions affecting the U.S. health care or home care industries, the U.S. economy or financial markets; (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (iii) changes resulting from the conduct of Buyer; (iv) changes in GAAP; or (v) actions or omissions of the Company taken in accordance with this Agreement or with the consent of Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.  In connection with the determination of whether a Material Adverse Change or Material Adverse Effect has occurred, the failure by the Company to meet any projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are determined) shall not be considered.

“Material Contracts” is defined in Section 5.16(a).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Non-Health Care Permits” is defined in Section 5.12.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the regular conduct thereof by the Company, including any activities associated with, or in anticipation of, this Agreement or the transactions ontemplated by this Agreement.

“Organizational Documents” means: (i) in the case of a corporation, the articles or certificate of incorporation and bylaws of such corporation; (ii) in the case of a limited liability company, the articles or certificate of formation and operating agreement of such limited liability company; and (iii) in the case of a limited partnership, the articles or certificate of limited partnership and the partnership agreement of such limited partnership, including, in each case, any documents analogous or comparable to, and any amendments to, the foregoing documents.

“Parent” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permits” means permits, licenses, consents, certifications, approvals, certificates of need, and other authorizations required from any Governmental Authority.

“Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments of Governmental Authorities not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) any authorization, consent, approval, certificate, license, order or filing the failure to obtain which would not constitute a breach of a representation or warranty set forth in Section 5.4; (iii) any liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate proceeding; (iv) any zoning, building code, land use, planning, zoning, entitlement, environmental or similar laws or regulations imposed by any Governmental Authority; (v) workers’ or unemployment compensation liens arising in the Ordinary Course of Business; (vi) the interests of lessors in equipment leased or loaned to the Company; (vii) any liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (viii) any liens created by Buyer or its Affiliates; and (ix) any title defects or imperfections of title, easements, rights-of-way, covenants, restrictions and other similar non-monetary encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the continued use and operation of the property or asset as presently used or operated.

“Person” means an individual, an Entity or a Governmental Authority.

“PPACA” is defined in Section 8.2(i).

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company for Pre-Closing Taxable Periods.

“Private Program” is defined in Section 5.10(b)(ii).

“Proceeding” means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Protected Health Information” is defined in Section 5.10(b)(vii).

“Purchase Price” is defined in Section 2.2.

“Qualified Plan” is defined in Section 5.20(e).

“Real Property Lease” is defined in Section 5.6(b).

“Regulatory Approvals” means any approvals regarding changes in the ownership of the Company required to be obtained in order to consummate the transactions contemplated by this Agreement and for the Company to operate the Business after the Closing, including such approvals that are issued by (i) the Centers for Medicare and Medicaid Services; and (ii) the State of Ohio in connection with the Company’s participation in the Medicaid program.

“Related Parties” means any shareholder, officer or director of the Holding Company or any Subsidiary (as defined in the Bracor SPA) and, with respect to any shareholder of the Holding Company any Representative or Affiliate of such shareholder.  If a shareholder is an individual, Related Parties includes shareholder’s siblings, parents, spouse and children and any family entity controlled or maintained for the benefit of one or more of such family members.

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agent of such Person.

“Required Consents and Filings” is defined in Section 6.1(b).

“Restricted Business” is defined in Section 6.16(a).

“Restriction Period” is defined in Section 6.16(a).

“Retained Employee Liabilities” means (i) compensation and bonus amounts payable to current and former Employees of the Company with respect to the pre-Closing period; (ii) any change in control, severance, stay bonus, transaction bonus or related or similar obligations payable to a current or former Employee or other service provider of the Company, and (iii) Losses arising out of or relating to Benefit Plans and Arrangements and relating to the period prior to the Closing Date, to the extent not reserved for on the Balance Sheet.

“Seller Indemnitees” is defined in Section 8.3.

“Sellers’ Taxes” is defined in Section 6.15(b).

“Stockholders Agreement” means the Shareholders Agreement, dated as of July 18, 2008, as amended, by and among the Holding Company and its stockholders.

“Straddle Period” is defined in Section 6.15(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by law or by contract (including, without limitation, any items described in this paragraph arising as a result of (i) being (or having been) a member of an affiliated, consolidated, combined or unitary group pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, or (ii) being a transferee or successor, by contract or pursuant to any law, rule, or regulation, of any other Person).

“Tax Benefit” means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 9.1(b).

“Territory” is defined in Section 6.16(a).

“Third Party Claim” means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

“Third Party Payor” includes any entity charged with paying claims or reimbursing the Business for health care services provided to Governmental Program or Private Program patients including but not limited to Government Program fiscal intermediaries and carriers and Private Program health insurance administrators or third party administrators.

“TSA” is defined in Section 7.1(e).

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1          Basic Transaction.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Holding Company, and the Holding Company agrees to sell to Buyer, all of the Company Shares for the consideration specified in this Article II.

2.2          Purchase Price.  In consideration for the Company Shares, Buyer shall pay, in accordance with the terms of this Article II, the sum of Three Million Dollars ($3,000,000) (the “Purchase Price”).

2.3          Payments at Closing.

(a)           At Closing, Buyer shall pay to Manufacturers and Traders Trust Company (“M&T Bank”) at the Holding Company’s direction an amount equal to satisfy the Company Indebtedness owed to M&T Bank pursuant to a payoff or similar letter with respect to the repayment and satisfaction, simultaneous with the Closing, of the Company Indebtedness listed in Section 2.3(a) of the Disclosure Schedule; and

(b)           At Closing, Buyer shall pay to the Holding Company an amount equal to the balance of the Purchase Price after deducting the payoff amount in accordance with Section 2.3(a) by wire transfer of immediately available funds, in accordance with the instructions provided by the Holding Company no later than two Business Days prior to the Closing.

2.4          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hodgson Russ LLP, Buffalo, New York, commencing at 9:00 a.m., local time within three Business Days following the satisfaction or waiver of the last of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”). The Parties may mutually agree to consummate the Closing via electronic exchange of execution versions of the agreements and documents contemplated by this Agreement and the signed signature pages thereto via facsimile or via email by PDF.

2.5          Deliveries at Closing.  At Closing:

(a)           Buyer will deliver to the Holding Company the certificates, instruments, and documents referred to in Section 7.2;

(b)           the Holding Company will deliver to Buyer the certificates, instruments, and documents referred to in Section 7.1;

(c)           The Holding Company will deliver to Buyer stock certificates and duly executed assignment instruments with respect to the Company Shares; and

(d)           Buyer will make the payments specified in Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY

The Holding Company represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Holding Company to Buyer on the date of this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify the corresponding numbered and lettered paragraphs in this Article III, and any other paragraph to the extent the relevance of such disclosure is reasonably apparent on its face.

3.1          Organization.  The Holding Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

3.2          Authorization of Transaction.  The Holding Company has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and each of the Ancillary Documents to which it is a party, when entered into by the Holding Company, will be, duly and validly executed and delivered by the Holding Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Documents to which the Holding Company is a party, when entered into by the Holding Company, will constitute, the valid and legally binding obligation of the Holding Company, enforceable against the Holding Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

3.3                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby: will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which the Holding Company is subject or any provision of its Organizational Documents; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Holding Company is a party or by which it is bound or to which any of its assets is subject; or (c) result in the imposition of an Encumbrance on any of the Company Shares.  Except for the Regulatory Approvals, the Holding Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.4                               Ownership of Company Shares.  The Holding Company holds of record and owns beneficially all of the Company’s issued and outstanding stock, free and clear of any restrictions or Encumbrances (other than restrictions of general applicability imposed by federal or state securities laws).  At the Closing, the transfer of the Company Shares in the manner and on the terms and conditions provided in this Agreement will transfer to Buyer good and valid title to all of the Company Shares, free and clear of all Encumbrances (other than restrictions of general applicability imposed by federal or state securities laws).  The Holding Company is not a party to any agreement restricting the Holding Company’s ability to sell, transfer or otherwise dispose of any the Company Shares.  The Holding Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Holding Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

4.1                               Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky.

4.2                               Authorization of Transaction.  Buyer has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Buyer, will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer, will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

4.3                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree, or other restriction of any Governmental Authority to which Buyer is subject or any provision of its Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.4                               Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5                               Investment.  Buyer, individually or together with its Affiliates: (a) is an informed, sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Company Shares; (b) has determined that the purchase of the Company Shares is consistent with its general business and investment objectives; (c) understands that the purchase of the Company Shares involves business and other risks; (d) is financially able to bear the risks of purchasing the Company Shares; (e) is acquiring the Company Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (f) understands that the Company Shares have not been registered under the Securities Act or the securities laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or qualified under such state laws or is exempt from such registration or qualification; and (g) is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.6                               Financial Ability to Perform.  Buyer has, as of the date of this Agreement, available cash funds, credit facilities or other sources of immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

4.7                               Investigation by Buyer.  Buyer acknowledges that it and its Affiliates have: (a) had an opportunity to discuss the business, management and financial affairs of the Company with officers of the Holding Company; (b) conducted, to their satisfaction, their own independent investigation of the Company; and (c) in making the determination to proceed with the transactions contemplated by this Agreement, relied on the results of their own independent investigation and the representations and warranties of the Holding Company in Articles III and V.

4.8                               No Reliance.  Buyer is not relying on any representations, warranties, statements or omissions of the Holding Company, the Company or any other Person, other than the representations and warranties expressly set forth in Article III and Article V.

4.9                               Litigation.  There is no Proceeding pending, or to Buyer’s knowledge, threatened, against Buyer which seeks to enjoin, restrict or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY

The Holding Company represents and warrants to Buyer that the statements contained in this Article V are (i) correct and complete as of the date of this Agreement or (ii) to the extent made as of or with respect to a specific date, correct and complete as of such date, except, in each case, as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify the corresponding numbered and lettered paragraphs in this Article V, and any other paragraph to the extent the relevance of such disclosure is reasonably apparent on its face.

5.1                               Organization, Qualification, Corporate Power and Authorization.  The Company is duly organized, validly existing, and in good standing under the Laws of the state of New York. The Company is qualified to do business and is in good standing in the state of Ohio and in each jurisdiction where such qualification is required.  The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

5.2                               Authorization of Transaction.  The entering into and performance by the Holding Company of its obligations under this Agreement have been duly authorized by its Board and Directors and as otherwise required under applicable Law and the Holding Company’s Organizational Documents.

5.3                               Capitalization.  Section 5.3 of the Disclosure Schedule sets forth: (a) the number of authorized shares for each class of the Company’s capital stock; (b) the number of issued and outstanding shares of each class of the Company’s capital stock, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and the holders of each outstanding share of Company capital stock.  There are no outstanding Commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its Equity Interests.  Except as set forth in the Company’s Organizational Documents and the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares.  Pursuant to the terms of this Agreement, the Holding Company shall transfer and assign to Buyer good and valid title to all of the Company’s issued and outstanding capital stock.

5.4                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree or other restriction of any Governmental Authority to which the Company is subject or any provision of the Organizational Documents of the Company; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Material Contract; or (c) result in the imposition of an Encumbrance on any of the material assets of the Company, except, in each case, where such violation, conflict, breach, default, acceleration, termination, modification, cancelation or notice would not have a Material Adverse Effect.  Except for the Required Consents and Filings, and as set forth in Section 5.4 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5                               Brokers’ Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.6                               Real Property.

(a)                                 The Company does not currently own, or has ever at any time owned, any real property.

(b)                                 Section 5.6(b) of the Disclosure Schedule contains a list of each real property lease to which the Company is a party (each, a “Real Property Lease,” and all real property under such leases being collectively, the “Leased Property”).  To the Company’s Knowledge, each Real Property Lease is valid, binding and enforceable and in full force and effect.  The Company  is not in default under any Real Property Lease.

(c)                                  The Leased Property constitutes all of the real property used, in any material respect, in connection with the operation of the Business, and is adequate to conduct the Business as currently conducted.

(d)                                 The Company is in actual occupancy and in compliance in all material respects with the provisions of each Real Property Lease.  Each Real Property Lease is in full force and effect, and, to the Knowledge of the Company, no other party to any of such leases is in breach or default under any Real Property Lease nor has any event occurred nor does any circumstance exist which, with the delivery of notice, the passage of time, or both, would or could constitute a breach or default thereunder.

(e)                                  With respect to the Leased Property, the Company has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws, (ii) existing, pending, or threatened condemnation proceeding, or (iii) existing, pending, or threatened zoning, building code, or other moratoria proceedings, or similar matters.

5.7                               Subsidiaries.  The Company has no subsidiaries and is not a party to any joint venture arrangement.

5.8                               Financial Statements.

(a)                                 Section 5.8 of the Disclosure Schedule sets forth an internally prepared balance sheet of the Company as of and for the fiscal year ended on the Balance Sheet Date; (the “Balance Sheet”).  Except as may be indicated in the notes thereto and except for normal year-end adjustments and the lack of all footnotes and other presentation items required under GAAP, the Balance Sheet has been prepared (i) from the books and records of the Company consistent with past practices, and (ii) in accordance with the Accounting Policies and Principles, applied on a consistent basis throughout the periods covered thereby, and presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby.

(b)                                 The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The  Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  All classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies used and applied by the Company in the preparation of the Balance Sheet are in accordance with GAAP.

5.9                               Absence of Certain Changes and Events.  Since the Balance Sheet Date, there has not been any Material Adverse Change.  Without limiting the generality of the immediately preceding sentence, since the Balance Sheet Date, except as set forth on Section 5.9 of the Disclosure Schedule, the Company has not:

(a)                                 amended its Organizational Documents;

(b)                                 issued, sold or otherwise disposed of any of its Equity Interests or granted any Commitments;

(c)                                  effected any recapitalization, reclassification, stock split or like change in its capitalization;

(d)                                 incurred any Company Indebtedness other than in the Ordinary Course of Business;

(e)                                  made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, repayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of deposits;

(f)                                   entered into any Contract that would constitute a Material Contract;

(g)                                  accelerated, terminated, materially modified or cancelled any Material Contract;

(h)                                 sold, assigned, leased or transferred any of its tangible assets outside the Ordinary Course of Business;

(i)                                     made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(j)                                    made any capital investment in, any loan to, or any acquisition of the securities of, any other Person (or series of related capital investments, loans or acquisitions) outside the Ordinary Course of Business;

(k)                                 granted any increase in the base compensation of or bonuses payable to any of its directors, managers, officers or Employees, made any change in employment or severance terms for any of its directors, managers or officers, or any material change in the employment, severance or payment terms for any of its other Employees, consultants or independent contractors, in each case, other than in the Ordinary Course of Business, except for retention and similar arrangements entered into in contemplation of the transactions contemplated by this Agreement;

(l)                                     hired or promoted any person as or to (as the case may be) an officer or hired or promoted any Employee below officer except to fill a vacancy in the ordinary course of business;

(m)                             adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former Employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or Arrangement or (iii) collective bargaining or other agreement with a labor union or similar organization, in each case whether written or oral;

(n)                                 loaned to (or forgave of any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and Employees;

(o)                                 entered into a new line of business or abandonment or discontinuance of existing lines of business; or

(p)                                 made any material change in its accounting methods, principles or practices for financial accounting (except for those changes required to comply with GAAP or applicable Law or as disclosed in the notes to the Balance Sheet, any of such changes shall be identified and described in detail on Section 5.9 of the Disclosure Schedule).

5.10                        Compliance with Laws.

(a)                                 Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Company has not been, since the Acquisition Date, and is not currently in material violation of any applicable Law and since the Acquisition Date has conducted and is conducting the Business in accordance with, applicable Law and Governmental Orders.  Except as set forth in Section 5.10(a) of the Disclosure Schedule, no investigation or audit by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or audit.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     Since the Acquisition Date, the Company and all of its respective officers, directors and Employees (while employed by the Company) have complied in all material respects with all applicable Laws to which they are subject with respect to health care regulatory matters (including 42 U.S.C. Sections 1320a-7 and 7(a) imposing sanctions and civil monetary penalties respectively, and 1320a-7(b) (commonly referred to as the “Federal Anti-Kickback Statute”) imposing criminal penalties for fraud and abuse violations regarding claims submitted to Medicare and other federal health care programs; 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”; 31 U.S.C. Sections 3729-3733, the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”), and in each case the applicable statutory counterparts to such federal statutes in the state of Ohio (collectively, “Health Care Laws”).  Since the Acquisition Date, the Company has maintained in all material respects all records required to be maintained by the Medicare and applicable state Medicaid programs, and all other applicable federal, state and local Governmental Authorities as required by applicable Health Care Laws.  There are no presently existing circumstances which would result or would be reasonably likely to result in material violations of any such Health Care Laws.  Neither the Company nor any of its officers, directors or Employees (while employed by the Company), has been materially sanctioned as not being in compliance with any Health Care Laws.  Except as set forth in Section 5.10(b)(i) of the Disclosure Schedule, none of the Company or any of its officers, directors or Employees (while employed by the Company), has since December 31, 2012, received any written notice or other communication from any Governmental Authority to the effect that it or any activity conducted by the Company is not in material compliance with any Health Care Laws.

(ii)                                  The Company (a) is qualified for participation in the Medicare program and in the Medicaid program for the State of Ohio, and (b) has current provider numbers for all Governmental Programs and such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments or is a participating provider (each, a “Private Program”).  The Company is in compliance in all material respects with all material requirements of each Governmental Program and each Private Program in which the Company participates.  None of the Company or any of its officers, directors or Employees has received any notice indicating that such participation may be terminated, suspended, limited or withdrawn nor, to the Knowledge of the Company, is there any reason to believe that such participation may be terminated, suspended, limited or withdrawn.  The Company has not received any written communication from a Governmental Authority that alleges that it is not in compliance with any Health Care Laws, other than statements of deficiencies from a Governmental Authority received in the ordinary course of business.  Since the Acquisition Date, the Company has not been subpoenaed or charged or, to the Company’s Knowledge, investigated in connection with any possible violation of any Health Care Laws, except for any surveys or investigations in the ordinary course of business regarding compliance with Medicare or Medicaid conditions of participation or state licensure requirements.  Except as set forth in Section 5.10(b)(ii) of the Disclosure Schedule and except for payment adjustment notices received in the ordinary cause of business, there are no pending appeals, overpayment determinations, audits, litigation or notices of intent to open Medicare, Medicaid or other Third Party Payor claim determinations or cost reports.  True, correct and complete copies of all reports of all inspections and surveys of the Company containing unresolved findings with respect to the Business conducted in connection with any Governmental Program, Private Program or licensing or accrediting body during the past three years and delivered to the Holding Company or the Company have been provided or made available to Buyer.  To the Knowledge of the Company, there are no Governmental Program overpayments that have not been refunded in accordance with the PPACA.

(iii)                               Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, since the Acquisition Date, neither the Company, nor any of its officers, directors, or, to the Knowledge of the Company, Employees has been convicted of, charged with, or investigated for a Medicare, Medicaid or Governmental Program related offense, or convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.  Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, neither the Company nor any of its officers, directors or, to the Knowledge of the Company, Employees, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program, has been excluded or suspended from participation in Medicare, Medicaid or any other Governmental Program, or has been debarred, suspended or are otherwise ineligible to participate in any such Governmental Program.  Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, since the Acquisition Date, to the Knowledge of the Company, neither the Company nor any of its officers, directors or Employees has committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility from a Governmental Program.  To the Knowledge of the Company, neither of the Company nor any of its officers, directors or Employees has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Governmental Program.

(iv)                              The Company is not subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Authority.   Neither the Company nor to the Knowledge of the Company any current Employee thereof has been excluded or is threatened with exclusion from participation in any Governmental Program.

(v)                                 Since the Acquisition Date, the Company has filed all material claims, cost reports, or other reports required to be filed with respect to the provision of services, products and supplies covered under Medicare, Medicaid, TRICARE and other Federal Health Care Programs, as such term is defined in section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f), in which the Company participates (collectively “Governmental Programs”), in material compliance with all statutes, rules and regulations applicable to the Governmental Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the Governmental Program.  Since the Acquisition Date, the Company is and has been in material compliance with filing requirements with respect to cost reports, and such reports do not claim, and the Company has not received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report or in an appeal of the cost report.  True and correct copies of all such reports for the three most recent fiscal years of the Company have been made available to Buyer. Section 5.10(b)(v) of the Disclosure Schedule indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled.  To the Company’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

(vi)                              In accordance with 42 CFR § 424.550(b), the Company has not, with respect to its respective provider numbers, experienced a change of majority ownership, as that term is interpreted under 42 CFR § 424.550(b), during the 36 months preceding the Closing Date.  Further, the Company has the power to transfer the Governmental Program provider numbers listed on Section 5.10(b)(i) of the Disclosure Schedule to Buyer provided that any required consent or approval of, prior filing with or notice to, or any action by, any Governmental Authority is fulfilled, and no transaction or event has occurred that would prevent the Company from transferring those Governmental Program provider numbers set forth on Section 5.10(b)(ii) of the Disclosure Schedule to Buyer.  In accordance with 42 CFR § 424.535, 42 CFR § 424.502 and 42 CFR § 489.52, with respect to the Governmental Program provider numbers to be transferred to Buyer under this Agreement, the Company has not undergone a cessation of business and the Company has remained operational as defined in 42 CFR § 424.502.  To the Knowledge of the Company, there is no material violation, default, or deficiency that exists with respect to the Governmental Program provider numbers owned by the Company that would give cause for termination of the provider agreement or revocation of enrollment or billing privileges by any Governmental Program.

(vii)                           The Company is in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws.  The Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act.  Since the Acquisition Date, the Company has not received any written communication, or to the Company’s Knowledge, any verbal notice, from any Governmental Authority that alleges that the Company is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.  Since the Acquisition Date, no Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for the Company that is subject to the notification requirements of 45 CFR Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws.  For purposes of this Section, “Breach” means a breach of unsecured Protected Health Information as defined in 45 CFR Section 164.402 and “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 CFR Section 160.103.   The Company has records retention policies and procedures that require compliance with all records retention Laws pertaining to retention of health care records, including records retention requirements imposed by Medicare and applicable Medicaid programs, and, since the Acquisition Date, the Company has materially complied with such policies and procedures and such Law.

(viii)                        To the Knowledge of the Company, since the Acquisition Date, neither the Company, nor any officer or director of any of them, acting alone or together, has performed any of the following acts:  (A) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (B) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, or (C) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than described in the documents supporting the payment.

(c)                                  Section 5.10(c) of the Disclosure Schedule sets forth a true, complete and accurate list of: (i) the authorized services provided by the Home Health Agency; and (ii) the service area of the Home Health Agency.  The Company  possesses all Permits that are necessary or required to be obtained from (A) the Centers For Medicare and Medicaid Services; (B) the State of Ohio in connection with the Company’s license to operate in such state; and (C) the State of Ohio in connection with the Company’s participation in the Medicaid Program in such state, to carry on the health care operations of the Business in the manner presently conducted (collectively, “Health Care Permits”).  The Holding Company has previously provided copies of all Health Care Permits to Buyer.  All Health Care Permits are valid and in full force and effect, no violations have occurred, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of those Health Care Permits.  To the Knowledge of the Company, no action has been taken or recommended by any Governmental Authority, either to revoke, withdraw or suspend any Health Care Permit.  No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation of any Health Care Permit or to revoke, suspend, restrict or cancel any Health Care Permit.

5.11                        Undisclosed Liabilities.

(a)                                 The Company has no material liability of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements prepared in accordance with GAAP, that is required to be disclosed as a liability on a balance sheet prepared in accordance with the Accounting Policies and Procedures, except for: (i) liabilities reflected on or reserved against in the Balance Sheet or disclosed in the notes thereto; and (ii) liabilities that have arisen since December 31, 2014, in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount.

(b)                                 There are no change-in-control, severance, transaction, or “stay around” bonus or related or similar obligations payable to any current or former Employees or services providers in connection with the Closing.  The Company does not owe (i) any Person any director’s fees, (ii) any fees and other compensation payable to any Holding Company shareholder or Affiliate of the Holding Company or a Holding Company pursuant to any management services agreement, administrative services agreement, back-office agreement or other related or similar agreement, (iii) any Person any guaranty fees, or (iv) any attorneys, brokers, accountants or bankers any unpaid amounts for fees or expenses.

(c)                                  As of the Closing, the Company will not be subject to any Company Indebtedness or intercompany Company Indebtedness.

5.12                        Permits.  The Company possesses all material Permits, other than Health Care Permits, necessary to carry on the operations of the Company in the manner presently conducted (collectively, “Non-Health Care Permits”).  Section 5.12 of the Disclosure Schedule sets forth all material Non-Health Care Permits, which Non-Health Care Permits are valid and in full force and effect except as set forth therein.  Since the Acquisition Date, the Company has complied, and is currently in compliance with, all material terms and conditions of the Non-Health Care Permits.  The Company is not in default under, or violation of, any material Non-Health Care Permits held by it.  No Proceeding is pending or, to the Knowledge of the Company, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Non-Health Care Permits.

5.13                        Environmental Matters.  The Business is presently conducted, in all material respects, in compliance with all applicable Environmental Laws.  Neither the Holding Company or the Company has received any written citation or other notification from any Governmental Authority or any other Person that the Company is in violation, in any material respect, of any Environmental Laws.  The Company is not subject to any Decree issued by any Governmental Authority with respect to Environmental Laws or violations thereof.  The Company has not generated, used, transported, treated, stored, released or disposed of any Hazardous Substances in material violation of any applicable Environmental Laws.

5.14                        Taxes.

(a)                                 All Tax Returns filed or required to be filed by or on behalf of the Company has been duly filed or extended and each such Tax Return is true, correct and complete in all material respects. All material Taxes of the Company (including the assets, operations and business of the Company) have been timely paid in the manner required by applicable Tax Law, whether or not shown on a Tax Return.  Where required by GAAP, there has been made a separate adequate accrual on the Balance Sheet i for the payment in full of all material Taxes of the Company (including the assets, operations and business of the Company) that are not yet due and payable.  To the Knowledge of the Company, no adjustment relating to any Tax Return of or including the Company or their respective assets or operations has been proposed by any Governmental Authority.

(b)                                 The Company has provided to Buyer true, correct, and complete copies of all income Tax Returns of the Company filed for every taxable period for which the applicable statutory period of limitations has not expired.

(c)                                  There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) on any of the assets of the Company.

(d)                                 The Company has withheld from salaries, wages and other amounts paid or owing and deposited with and reported to the appropriate taxing authorities all material amounts required to be so withheld, deposited or reported under Tax information reporting and withholding provisions of applicable Law.

(e)                                  The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of any Governmental Authority) within which: (i) to file any Tax Return or make any election, designation or similar filing relating to Taxes for which it is liable or (ii) to pay or remit any Taxes for which it is liable.  The Company has not extended any statute of limitations with respect to any material amount of Taxes for which it is liable.  The Company is not a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(f)                                   Since the Acquisition Date, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(g)                                  The Company is not a party to or bound by any Tax allocation or Tax sharing agreement (other than any agreement entered into in the Ordinary Course of Business, the primary focus of which is not Taxes (including leases, loans or purchase and sale contracts that include ancillary Tax provisions)).   The Company (i) has not been a member of an affiliated group (under Code Section 1504(a)) filing a consolidated federal income Tax Return (other than the group the common parent of which is the Holding Company); or (ii) does not have any liability for the Taxes of any Person (other than the members of the consolidated group of which the common parent is the Holding Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(h)                                 Since the Acquisition Date, the Company has not entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous provision of state, local or foreign Laws relating to taxation).  No audit, suit, proceeding, claim, examination, deficiency or assessment concerning Taxes is currently being conducted by any Governmental Authority.  The Company has not received any written notice of assessment or proposed assessment in connection with any Taxes, which assessment has not since been paid, settled or otherwise satisfied.  Since the Acquisition Date, no waivers of statutes of limitation have been given or requested by the Company in connection with any material Tax Return covering the Company, or with respect to any material Taxes for which the Company could reasonably be expected to be liable.

(i)                                     For periods beginning January 1, 2011, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company.  None of the Tax Returns filed by or with respect to the Company contains a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(j)                                    No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(k)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(l)                                     All deficiencies asserted, or assessments made, against the Company or as a result of any examinations by any taxing authority have been fully paid.

(m)                             The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(n)                                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o)                                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(p)                                 The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                                  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                               a prepaid amount received on or before the Closing Date;

(iv)                              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                                 any election under Section 108(i) of the Code.

5.15                        Intellectual Property.

(a)                                 The Company owns, or has a valid license or other right to use, all of the material Intellectual Property used in the operation of the Business as currently conducted (the “Company Intellectual Property”).  Section 5.15(a) of the Disclosure Schedule sets forth a list of all registered Company Intellectual Property.

(b)                                 To the Knowledge of the Company, the operation of the Business as it is currently conducted does not infringe on the Intellectual Property of any other Person.  Since December 31, 2011, the Company has not received any written notice asserting any such infringement.

5.16                        Contracts.

(a)                                 Section 5.16(a) of the Disclosure Schedule lists the following (collectively, the “Material Contracts”):

(i)                                     all Contracts with customers, suppliers or vendors providing for annual expenditures or receipts or payments by the Company of $100,000 or more;

(ii)                                  all Contracts relating to Company Indebtedness;

(iii)                               all Contracts relating to employment or compensation with an aggregate annual salary and cash bonus in excess of $50,000 or containing any change-in-control or severance payment obligations;

(iv)                              all Contracts providing for commission or equity or non-equity incentive payments;

(v)                                 all lease agreements (whether of real or personal property) providing for annual lease payments in excess of $50,000;

(vi)                              all Contracts to which the Company, on the one hand, and any of the Company’s Affiliates, on the other hand, are parties or by which they are bound that relate to or are connected in any way with the Business;

(vii)                           all Contracts with any Governmental Authority;

(viii)                        all Contracts restricting the ability of the Company to engage in any line of business or to compete with any Person;

(ix)                              all Contracts relating to the prospective acquisition or disposition of any material assets, product line or service offering outside the Ordinary Course of Business;

(x)                                 all partnership, joint venture, operating agreements or other similar Contracts;

(xi)                              corporate integrity agreements, settlement and other agreements with Governmental Authorities;

(xii)                           agreements in which any of the Company manages the operations of another party, and any agreement in which any of the Company has material management services provided to it;

(xiii)                        any agreement which contains any provisions requiring the Company to indemnify any other party (excluding business associate agreements entered into in the ordinary course of business);

(xiv)                       any guarantees by the Company of indebtedness or other obligations of the Company or any other Person;

(xv)                          any outstanding powers of attorney; and

(xvi)                       all agreements relating to worker’s compensation arrangements, liabilities or obligations.

(b)                                 Each of the Material Contracts is in full force and effect, is a valid and binding obligation of the Company, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity).  The Company is not in breach of, or default under, any Material Contract, except for breaches and defaults that would not have a Material Adverse Effect.  The Holding Company has made available to Buyer a true, correct and complete copy of each Material Contract.

5.17                        Insurance.

(a)                                 The Company maintains insurance coverage in amounts and types that are customary in the industry for similar companies and sufficient to cover the replacement value of the properties and assets of the Company covered by such policies, and all such policies are valid and in full force and effect.  The Company has delivered to Buyer true, correct and complete copies of all such policies in place as of the date hereof, together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies.  Such policies are current, are valid and in full force and effect, all premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies.  No Proceedings are pending or, to the Knowledge of the Company, threatened, or during the prior three (3) year-period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any of such policies has been received.

5.18                        Litigation.  There is no Proceeding pending or, to the Knowledge of the Company, threatened, against or otherwise affecting the Company, nor is there any material Decree of any Governmental Authority or arbitrator outstanding against the Company.

5.19                        Labor Matters.

(a)                                 Section 5.19(a) of the Disclosure Schedule sets forth for each Employee whose annual base salary exceeds $50,000, such Employee’s name, title or position held, and base salary, wage or other pay rate.

(b)                                 The Company is not a party to any collective bargaining agreement or other labor union contract and, to the Knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any Employee or group of Employees with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c)                                  The Company is, in all material respects, in compliance with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, workers compensation, prohibited discrimination, employment eligibility or other similar employment practices or acts.

(d)                                 There are no pending nor, to the Knowledge of the Company, threatened labor strikes, work stoppages, slowdowns or refusals to work or similar material labor disruption or dispute affecting the Company, and, to the Knowledge of the Company, there are no labor disputes currently subject to any grievance procedure or Proceeding.

(e)                                  Except as set forth in Section 5.19(e) of the Disclosure Schedule, no current or former Employees of the Company are entitled to any bonus, severance or other compensation arising out of or relating to the transactions contemplated by this Agreement.   Except as set forth in Section 5.19(e) of the Disclosure Schedule, none of the Employees of the Company are entitled to or participate in any equity based compensation, options, warrants, equity grants, severance, deferred compensation or other similar bonus or compensation plan.

(f)                                   The Company is in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and all Employees who are not United States citizens (i) are set forth in Section 5.19(f) of the Disclosure Schedule, and (ii) to the Company’s Knowledge, are authorized under United States immigration laws to hold United States employment.

(g)                                  The Company has not conducted a facility closing or mass layoff of any kind resulting in a loss of employment of 40 or more active Employees at any single site of employment during the six months preceding the date of this Agreement and the Holding Company has had no notice obligations under the Worker Adjustment and Retraining Notification (WARN) Act for any facility closing or layoff of any kind relating to the Business which occurred prior to the date of this Agreement.

5.20                        Employee Benefits.

(a)                                 Set forth in Section 5.20(a) of the Disclosure Schedule is a list of each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA); (iii) employment, consulting, compensation, severance, retention, change in control or other similar Contract involving an annual cost of more than $50,000; and (iv) plan, arrangement, policy or Contract providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, retirement benefits, life, health, disability, salary continuation, vacation, sick leave, fringe or accident benefits, profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights, stock purchase, stock ownership or other forms of incentive compensation or post-retirement benefits, in each case which is maintained by or contributed to by, or required to be maintained by or contributed to by the Company, or with respect to which the Company has any liability, with respect to any current or former Employee, independent contractor, consultant, officer, director, member of the Company, or to any worker providing services to the Company through an employee leasing agreement (the foregoing collectively, the “Benefit Plans and Arrangements”), whether or not subject to ERISA.

(b)                                 Each Benefit Plan and Arrangement has been established and administered in accordance with its terms in all material respects, and is in material compliance with, all applicable Laws, including ERISA and the Code.  All contributions to, and payments from, each Benefit Plan and Arrangement that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

(c)                                  The Company has never maintained, been a participating employer in, contributed to, or has or may have any liability with respect to a Benefit Plan and Arrangement

(i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  The Company has not sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).  The Company has no contingent liability under Title IV of ERISA with respect to an ERISA Affiliate.

(d)                                 With respect to each Benefit Plan and Arrangement, the Company has not engaged in any prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans and Arrangements that would reasonably be expected to result in any material liability or excise tax to the Company under ERISA or the Code.

(e)                                  As applicable with respect to each of the Benefit Plans and Arrangements, the Company has made available to Buyer a true, correct and complete copy or original of, if applicable (i) each Benefit Plan and Arrangement (or, in the case of an unwritten Benefit Plan and Arrangement, a written description thereof), including all amendments thereto and all related trust documents, and, for plans intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), all prior documents in effect during the period commencing January 1, 20122, for such Qualified Plans, including for such Qualified Plans that have been merged or whose assets have been transferred into the Qualified Plan of the Company; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the most recent summary plan description and all subsequent summaries of material modifications, if any; (iv) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service; (v) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each of the Benefit Plans and Arrangements; (vi) the most recent nondiscrimination testing and compliance reports, including all auditor’s management letters; and (vii) copies of material notices, letters or other correspondence since 2010 from the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Authority related to a Benefit Plan and Arrangement.

(f)                                   Except as set forth in Section 5.20(f) of the Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement (either alone or together with any other event) will entitle any Person to severance, change in control or other similar pay or benefits, or accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer or Employee of the Company.  There are no Proceedings (other than routine claims for benefits) pending or, the Knowledge of the Company, threatened, involving any of the Benefit Plans and Arrangements or the assets thereof.

(g)                                  None of the Benefit Plans and Arrangements (i) is subject to non-U.S. Law, or (ii) covers Employees whose principal location of employment is outside the U.S.

(h)                                 Each individual classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan and Arrangement.

(i)                                     Except as required by applicable Law, no provision of any Benefit Plan and Arrangement or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan and Arrangement.  The Company has no commitment or obligation, nor has it made any representations, to any Employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan and Arrangement or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(j)                                    There has been no amendment to, announcement by the Company or the Holding Company relating to, or change in employee participation or coverage under, any Benefit Plan and Arrangement or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, Employee, independent contractor or consultant, as applicable.

(k)                                 The Company has no liability for life, health, medical or other welfare benefits for former Employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans and Arrangements, other than as required by COBRA or any other applicable Law.

(l)                                     No amount or other entitlement that could be received as a result of the transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  All Benefit Plans and Arrangements subject to Section 409A of the Code is documented and operated in compliance in all respects with Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).  No director, officer, Employee or independent contractor of the Company is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

5.21                        Tangible Personal Property.  The Company has good title to, or a valid leasehold interest in or other right to use, all of the equipment and other tangible personal property used in the operation of the Business as it is currently conducted, in each case subject to Permitted Encumbrances.  The equipment used by the Company in the operation of the Business is, in all material respects, in adequate working condition (ordinary wear and tear excepted) and, to the Knowledge of the Company, is not in need of maintenance or repair, except for ordinary, routine maintenance and repair in the Ordinary Course of Business.

5.22                        Transactions with Certain Affiliates.  Section 5.22 of the Disclosure Schedule specifies all Related Parties that either currently or at any time since December 31, 2013: (a) have, or during such period have had, directly or indirectly, any material interest in any material property (real or personal, tangible or intangible) that any of the Company uses or during such period has used in or pertaining to the business of the Company or (b) have or during such period have had, directly or indirectly, any material business dealings or a material financial interest in any transaction with the Company or involving any material asset or property of the Company.

At or prior to Closing, all agreements between a Related Party, and any of the Company will be terminated and the Company will have any further liabilities or obligations to such Related Party under such agreements or otherwise.

5.23                        Accounts Receivable.  Except as set forth on Section 5.23 of the Disclosure Schedule or as otherwise reserved on the Balance Sheet, the accounts receivables of the Company reflected in the Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

5.24                        Worker’s Compensation.  Except as disclosed on Section 5.24 of the Disclosure Schedule, the Company is in material compliance with all worker’s compensation laws with respect to the Business and has worker’s compensation insurance on a self-insured basis with respect to the Business.  Section 5.24 of the Disclosure Schedule also identifies any pending worker’s compensation claims by state relating to the Company or the Business, including applicable insurance coverage.  The Company has paid all stop loss premiums relating to worker’s compensation coverage.

5.25                        Full Disclosure.  No representation or warranty by Holding Company in this Agreement and no statement contained in the Disclosure Schedule or in the Holding Company’s Closing Certificate to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

6.1                               Cooperation; Regulatory Approvals.

(a)                                 Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII).

(b)                                 As soon as practicable, the Holding Company and Buyer shall commence all reasonable actions to obtain any Regulatory Approvals and make any required notifications and filings as set forth in Section 6.1(b) of the Disclosure Schedule that are required to consummate the transactions contemplated by this Agreement (the “Required Consents and Filings”).  The Parties shall cooperate and the Holding Company and Buyer shall use commercially reasonable efforts to diligently obtain the Regulatory Approvals.

(c)                                  The Parties acknowledge that Buyer and the Company will require certain transition services from the Holding Company for a period of up to 90 days after the Closing with respect to payroll, billing and other usual and customary administrative services previously provided by the Holding Company to the Company.  In addition, the Parties further anticipate that the Holding Company may request that Buyer or its Affiliates provide certain administrative services on an as-needed basis to the Company Group during the period through the closing of the transactions contemplated under the Bracor SPA.  All services will be provided pursuant to the general terms of the TSA and will be provided by the applicable Party at cost. The specific agreed-upon services will be identified on Attachment A to the TSA, which shall also set forth any other mutually agreed terms and conditions.

6.2                               Access.  Prior to the Closing, the Holding Company will permit representatives of Buyer to have reasonable access, during normal business hours and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, books, records, contracts and documents of or pertaining to the Business as Buyer may reasonably request.  All requests for information made pursuant to this Section 6.2 shall be directed to the officers, branch administrators or other agents of the Companies listed in Section 6.2 of the Disclosure Schedule, or such other officers, branch administrators or other agents of the Company as may be designated in writing by the Holding Company.  The Holding Company shall not be required to disclose any information to Buyer if such disclosure would, in the Company’s sole discretion: (a) cause significant competitive harm to the Company and its Business if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

6.3                               Notification of Certain Matters.

(a)                                 Prior to the Closing, each Party shall give prompt notice to the other Parties of: (i) any Proceeding commenced or threatened in writing wherein an unfavorable Decree would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or would have been required to have been disclosed pursuant to Section 5.18; (ii) any failure by such Party to comply with or satisfy, in any material respect, any covenant, agreement or condition to Closing to be complied with or satisfied by it under this Agreement; (iii) any information, development or state of affairs that arises or of which it becomes aware which would cause or result in a breach of any of the representations and warranties of such Party set forth in this Agreement; (iv) any notice or other communications from any Governmental Authority in connection with the transactions contemplated by this Agreement; (v) any notice or other communication from any Person alleging that the consent of  such Person is or may be required in connection with the transactions contemplated by this Agreement; and (vi) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Holding Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 7.1 or 7.2 to be satisfied.  Furthermore, the Holding Company will supplement or amend the Disclosure Schedule with respect to any matter arising or discovered after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, other than matters contemplated to occur by this Agreement or that arise in the Ordinary Course of Business.

(b)                                 Buyer’s receipt of information pursuant to Section 6.3(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Holding Company in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1(a) have been satisfied.

6.4                               Operation of Business.

(a)                                 From the date of this Agreement until the Closing, except: (i) as otherwise contemplated by this Agreement; (ii) for matters set forth in Section 6.4 of the Disclosure Schedule; or (iii) as otherwise required by Law or any Governmental Authority, the Company will not, (A) take any action described in Section 5.9 or (B) otherwise take any action or enter into any transaction outside the Ordinary Course of Business, in each case, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).  In addition, the Company will use commercially reasonable efforts to operate the Business in the ordinary course and to take those steps it has taken in the past and commercially reasonable additional steps to preserve the Business, keep available the services of key employees and preserve the current relationship of the Company with customers, payors and suppliers, of, and other Persons which have significant business relationships with, the Company during the period beginning on the date of this Agreement and ending on the Closing Date.

(b)                                 Without limiting the foregoing, from the date hereof until the Closing Date, the Holding Company shall:

(i)                                     cause the Company to preserve and maintain all of its Permits, unless a Permit is no longer required in connection with the operation of the Business;

(ii)                                  cause the Company to pay its debts, Taxes and other obligations in the Ordinary Course of Business;

(iii)                               cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)                              cause the Company to continue in full force and effect insurance coverages substantially similar in scope as currently maintained by the Company, except as required by applicable Law;

(v)                                 cause the Company to defend and protect its properties and assets from infringement or usurpation which the Company become aware of;

(vi)                              cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business, except for any obligation which the Company are contesting in good faith;

(vii)                           cause the Company to maintain its books and records in accordance with past practice; and

(viii)                        cause the Company to comply in all material respects with all applicable Laws.

(c)                                  In addition to the foregoing, from the date of this Agreement until the Closing, the Holding Company shall consult with Buyer concerning any material operational matters of the Company, any proposed changes in senior management, and any proposed capital expenditures or contractual commitments that individually or in the aggregate involve expenditures in excess of $50,000.

(d)                                 In addition to the foregoing, from the date of this Agreement until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Holding Company agrees not to undertake or permit the Company to undertake, any of the following actions:

(i)                                     issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company (including the Company Shares), or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Company Shares) outstanding on the date hereof;

(ii)                                  redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company;

(iii)                               adopt any amendment to the certificate of incorporation or by-laws of the Company;

(iv)                              incur any Company Indebtedness (other than in the ordinary course consistent with past practices);

(v)                                 (A) increase in any material manner the rate or terms of compensation or benefits of any of its Employees or directors except as may be required under existing employment agreements or such increases for rank-and-file Employees as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employee benefit not provided for under the terms of any Benefit Plans and Arrangements to any director, officer or Employee, whether past or present other than in the ordinary course of business consistent with past practice, or (C) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the Ordinary Course of Business or as expressly required by any applicable Laws, including Section 409A of the Code;

(vi)                              (A) except in the Ordinary Course of Business, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii)                           acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii)                        make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and Employees in the Ordinary Course of Business;

(ix)                              make any change in any method of accounting other than those required by GAAP;

(x)                                 amend or modify any Material Contracts other than in the Ordinary Course of Business;

(xi)                              make any capital expenditures, in excess of $550,000 individually or $150,000 in the aggregate in any fiscal quarter, other than in the Ordinary Course of Business;

(xii)                           make any payment of the Company’s accounts payable or take receipt of any of the Company’s accounts receivable, or otherwise make any change in the treatment or handling of either of them, in each case other than in the Ordinary Course of Business;

(xiii)                        declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Holding Company; or

(xiv)                       authorize, propose or agree  in writing to take any of the foregoing actions.

6.5                               Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay its respective costs and expenses in connection with the negotiation and preparation of this Agreement and the Ancillary Documents, and its respective performance hereunder and thereunder, including fees, expenses and disbursements of third party brokers, attorneys, accountants and other service providers.

6.6                               Confidentiality.  The Parties acknowledge and agree that this Agreement does not, and any termination of this Agreement shall not, in any manner modify or limit any Party’s rights and obligations under the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

6.7                               No Public Announcement.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication to the Company’s Employees or Persons having business relations with the Company, shall be issued or made by any Party, in each case without the joint approval of Buyer and the Holding Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided that the foregoing restrictions shall not restrict or prohibit any Party from making any announcement to its employees, equity holders, customers and other business relations to the extent such Party reasonably determines in good faith that such announcement is necessary or advisable.

6.8                               Directors’ and Officers’ Indemnification.

(a)                                 For not less than six years after the Closing, subject to the limitations set forth in this Section 6.8, Buyer agrees that all rights to indemnification or exculpation existing as of the date of this Agreement in favor of the directors, officers, employees and agents of the Company, as provided in the Company’s Organizational Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect, and Buyer shall cause the Company to perform and discharge its obligations to provide such indemnity and exculpation.  To the maximum extent permitted by applicable Law and as provided in the Company’s Organizational Documents, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Company to advance expenses in connection with such indemnification as provided in the Organizational Documents of the Company or such other applicable agreements.  The indemnification and liability limitation or exculpation provisions of the Organizational Documents of the Company shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, are or were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

(b)                                 The current and former directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance described in this Section 6.8 are intended to be third party beneficiaries of this Section 6.8.  This Section 6.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(c)                                  Buyer shall cause the Company to pay, all expenses, including reasonable attorneys’ fees, which may be incurred by the indemnified persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8, but only to the extent it is determined that Buyer or the Company has breached its obligations under this Agreement.

(d)                                 If Buyer or the Company, or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, Buyer shall cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Buyer, or the Company, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the covenants and obligations set forth in this Section 6.8.

(e)                                  If the transactions contemplated by the Bracor SPA do not close, the Holding Company shall maintain its current level of directors’ and officers’ liability insurance coverage for a period of at least six years after the Closing Date and Buyer’s obligation under Section 6.8(a) shall terminate if such insurance coverage is not maintained for such six year period.   Upon closing of the transactions contemplated in the Bracor SPA, the rights and obligations under this Section 6.8 shall terminate and thereafter the terms of the Bracor SPA shall govern.

6.9                               Employment Matters.

(a)                                 Prior to the Closing, the Holding Company shall ensure that the Company does not (i) effectuate a “plant closing” or “mass layoff” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder, or (ii) terminate or lay off employees other than in the Ordinary Course of Business.

(b)                                 After the Closing, Buyer shall ensure that the Company does not, at any time within 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

(c)                                  Nothing contained in this Section 6.9, express or implied, is intended to confer upon any Employee any right to continued employment for any period or continued receipt of any specific employee benefit, nor shall constitute an amendment to or any other modification of any Benefit Plan and Arrangement.  Furthermore, this Section 6.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever.

6.10                        Preservation of Books and Records.  After the Closing Date, Buyer shall, and shall cause its Affiliates to, until the seventh anniversary of the Closing Date, retain all books, records and other documents of the Company relating to periods prior to the Closing and make the same available for inspection and copying by the Holding Company (or the Holding Company’s shareholders if the transactions contemplated by the Bracor SPA close) (and  at such Persons’ expense) during normal business hours, upon reasonable request and upon reasonable notice.  Buyer shall not, and shall cause each of its Affiliates to not, destroy or permit to be destroyed any such books, records or documents after the seventh  anniversary of the Closing Date without first advising the Holding Company in writing and giving the Holding Company a reasonable opportunity to obtain possession thereof.

6.11                        Insurance Coverage.  During the period beginning on the Closing Date and ending on the date that is 18 months following the Closing Date, Buyer shall cause the Company to maintain in force all property, fire and casualty, general liability, product liability, director and officer, professional malpractice and other insurance policies maintained by the Company as of the date of this Agreement, or replacement insurance policies providing comparable coverage.

6.12                        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Holding Company when due, and the Holding Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.13                        Further Assurances; Closing Conditions.  Subject to the terms and conditions of this Agreement, each Party agrees, from time to time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

6.14                        No Solicitation of Other Bids.

(a)                                 The Holding Company shall not, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Holding Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Section 6.14, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)                                 In addition to the other obligations under this Section 6.14, the Holding Company shall promptly (and in any event within three Business Days after receipt thereof by the Holding Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  The Holding Company agrees that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.15                        Tax Matters.

(a)                                 In the case of any Taxes of the Company that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes that are either (A) based upon or related to income, receipts or expenditures, or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended at the end of the day on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Any bonuses, payments and payment obligations (and the employer’s share of any associated employment, payroll and similar Taxes) shall be deducted (pursuant to the “two and a half month rule” of Treasury Regulations Section 1.404(b)-1T, Revenue Procedure 2008-25 or otherwise) only on Tax Returns for the Tax period ending on the Closing Date. All Taxes of the Company that are accrued and unpaid for the period through the Closing Date, including Taxes for the portion of the Straddle Period ending on the Closing Date shall be paid by the Holding Company or shall be included as a Current Liability in calculating Working Capital for purposes of the Bracor SPA.

(b)                                 Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.  With respect to any Tax Returns filed with respect to any Pre-Closing Tax Period, or with respect to any Straddle Period, the Holding Company shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns (collectively, “Sellers’ Taxes”), to the extent not previously taken into account as a Current Liability in calculating the Final Working Capital under the Bracor SPA.  Buyer shall notify the Holding Company in writing of the amount due in respect of any such Tax Return no later than 20 Business Days prior to the date on which such Tax Return is due and attach to such written notice detailed worksheets showing the computation of the amount due.  No later than 10 Business Days prior to the date such Tax Return is due, the Holding Company shall either (i) remit the amount of Sellers’ Taxes (if a closing of the Bracor SPA transaction occurs, any amount in excess of the amount taken into account as a Current Liability in calculating the Final Working Capital under the Bracor SPA) or (ii) deliver to Buyer written notice that it disputes Buyer’s computation of the amount due, attaching detailed worksheets showing the Holding Company’s calculation of the amount due (if any).  If Buyer and the Holding Company are unable to resolve any dispute within five Business Days after the delivery of the Holding Company’s written notice, Buyer and the Holding Company shall engage the Accounting Firm (as defined in the Bracor SPA) to resolve the matter.  To the extent that Sellers’ Taxes are less than the amount previously taken into account as a Current Liability in calculating the Final Working Capital under the Bracor SPA, Buyer shall promptly pay such difference as directed in the Bracor SPA.

(c)                                  Any refund of Taxes paid or credited to the Company with respect to a Pre-Closing Tax Period, other than a refund attributable to a carryback of losses incurred in periods after the Closing, shall be for the benefit of the Holding Company and shall be paid to the Holding Company no later than 10 Business Days after receipt of payment or credit by the Company, but only if the Company paid such Taxes prior to Closing or such Taxes were included as a Current Liability in the calculation of Working Capital.  All Tax Benefits realized by the Company and attributable to losses incurred in a Pre-Closing Tax Period shall be for the account of the Company and Parent and not for the account of the Holding Company.   Amounts payable to the Holding Company pursuant to this Section 6.15(c) are subject to a right of setoff by Buyer for any unpaid Sellers’ Taxes.

(d)                                 Buyer shall not (and shall not cause or permit the Company) (i) amend any Tax Return filed with respect to any Tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each case without the prior written consent of the Holding Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  No election shall be made under Code Section 338(g) with respect to the transactions contemplated by this Agreement.   If the transactions contemplated in the Bracor SPA close, then the obligations of the Parties with respect to Taxes shall be governed by the Bracor SPA with the exception that the Closing Date of this Agreement shall apply in determining the allocation of obligations between Buyer and Sellers (as defined in the Bracor SPA) for Company tax-related obligations and liabilities.

6.16                        Non-Competition and Non-Solicitation.

(a)                                 For a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restriction Period”), the Holding Company shall not, directly or indirectly, engage in or assist others in engaging in the business of engaging in the home health, home care or personal care business (collectively, the “Restricted Business”) in the state of Ohio (the “Territory”), as a stockholder, partner, member, owner, joint venturer, investor, employee, officer, director, sole proprietor, or similar capacity (other than as a holder of not more than two percent (2%) of the total outstanding stock of a publicly held company).

(b)                                 During the Restriction Period, the Holding Company shall not, directly or indirectly, for itself or on behalf of any other Person: (i) induce, persuade or encourage any customer or supplier of the Restricted Business in the Territory to cease doing business with the Company, Buyer or any Affiliate thereof; (ii) solicit or procure the business of any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business; (iii) accept or procure any business from any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business; or (iv) supply or procure any services to any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business.

(c)                                  During the Restriction Period, the Holding Company shall not, directly or indirectly, for itself or on behalf of any other Person, (i) hire or solicit for employment any employee of the Company, Buyer or any Affiliate thereof who was, as of the Closing Date, an employee of the Company or (ii) induce, persuade or encourage any Employee of the Company, Buyer or any Affiliate thereof who was, as of the Closing Date, an employee of the Company to terminate such employee’s position with the Company, Buyer or any Affiliate thereof.

(d)                                 The Holding Company acknowledges that: (i) an essential part of the acquisition contemplated by this Agreement is the purchase by Buyer of goodwill, and that to protect and preserve such goodwill, the covenants set forth in this Section 6.16 are not only reasonable and necessary but required as a condition to Buyer’s consummation of the transactions contemplated by this Agreement; (ii) the provisions of this Section 6.16 are the product of arm’s-length negotiations and are reasonable and necessary to protect and preserve Buyer’s interests in and right to the ownership, use and operation of the Business from and after the Closing Date; and (iii) Buyer would be irreparably damaged if the Holding Company breached its covenants set forth in this Section 6.16. In the event that any covenant contained in this Section 6.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)                                  The Parties recognize that damages in the event of a breach by the Holding Company of any provision of this Section 6.16 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.  The existence of this right shall not preclude any other rights or remedies at law or in equity which Buyer may have relating to a breach of this Section 6.16.

(f)                                   The obligations of the Parties in this Section 6.16 shall terminate if the transactions contemplated by the Bracor SPA close and thereafter be governed by the terms of the Bracor SPA.

6.17                        Use of Corporate Name or Trade Name.  After the Closing, neither the Holding Company nor any of its Affiliates will use any of the legal or trade names associated with the Company or the Business (other than the “Willcare” name which may continue to be used by the Company Group in accordance with the terms of the Bracor SPA), or any other trade name included within the Company Intellectual Property, any derivative or variation thereof or any name similar thereto.  If the transactions contemplated by the Bracor SPA close, then this provision shall terminate and thereafter its subject matter shall be governed by the terms of the Bracor SPA.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                                 (i) each of the representations and warranties of the Holding Company set forth in Articles III and Article V (other than the representations and warranties listed in clause (ii) of this Section 7.1(a)), shall be true and correct in all material respects (without giving effect to any materiality qualifiers, including references to “Material Adverse Change” or “Material Adverse Effect,” contained therein) on and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date (except with respect to any such representation or warranty that is expressly made or speaks only as of the date of this Agreement or another specific date, which need only be true and correct on and as of the date of this Agreement or such other date, as applicable), and

(ii) each of the representations and warranties of the Holding Company set forth in Sections 3.1 (Organization), 3.2 (Authorization of Transaction), and 3.4 (Ownership of Company Shares), and of the Holding Company set forth in Sections 5.1 (Organization, Qualification, Corporate Power and Authorization), 5.2 (Authorization of Transaction), 5.3 (Capitalization), 5.5 (Brokers’ Fees) and 5.7 (Subsidiaries), shall be true and correct in all respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)                                 the Holding Company shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by the Holding Company under this Agreement at or prior to the Closing;

(c)                                  the Required Consents and Filings and the other Regulatory Approvals shall have been obtained or made;

(d)                                 no Decree of any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)                                  the Holding Company shall have delivered to Buyer a certificate (the “Holding Company Closing Certificate”) to the effect that each of the conditions specified in Sections 7.1(a) and (b) is satisfied;

(f)                                   the Holding Company shall have delivered to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company;

(g)                                  the Holding Company shall have delivered to Buyer a general release of the Company, excluding rights under this Agreement, including without limitation, a release of any liabilities or obligations under any management or administrative services agreement;

(h)                                 the sale and transfer to Buyer of 100% of the Company’s issued and outstanding Company Shares;

(i)                                     Buyer shall have received a certificate of the Secretary of the Holding Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Holding Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(j)                                    the Holding Company shall have delivered to Buyer a good standing certificate for the Holding Company and the Company from the secretary of state of the jurisdiction under the Laws in which each such entity is organized or with respect to the Company, qualified as a foreign corporation;

(k)                                 the Holding Company shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Holding Company is not a foreign person within the meaning of Section 1445 of the Code;

(l)                                     the Holding Company shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Company Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed;

(m)                             the Holding Company shall have delivered to Buyer payoff or similar letters with respect to the repayment and satisfaction, simultaneous with or prior to Closing, of the Company Indebtedness listed in Section 2.3(a) of the Disclosure Schedule, including the release of any liens held by M&T Bank on the Company Shares and the assets of the Company, and the termination of any guaranty agreement entered into by the Company, along with a general release of the Company from and against any liabilities or obligations under any M&T Bank loan or credit documents or otherwise;

(n)                                 from the date of this Agreement, there shall not have occurred any Material Adverse Change, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Change; and

(o)                                 Holding Company shall have executed and delivered a Transition Services Agreement in the form attached hereto as Exhibit A (the “TSA”).

7.2                               Conditions to Obligation of the Holding Company.  The obligation of the Holding Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                                 each of the representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)                                 Buyer shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(c)                                  the Required Consents and Filings and the other Regulatory Approvals shall have been obtained or made;

(d)                                 no Decree shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority, that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)                                  Buyer and Parent shall have delivered to the Holding Company a certificate (the “Buyer Closing Certificate”) to the effect that each of the conditions specified in Sections 7.2(a) and (b) is satisfied;

(f)                                   the Holding Company shall have received a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(g)                                  Buyer shall have delivered to Buyer a good standing certificate for Buyer from the secretary of state of the jurisdiction under the Laws in which Buyer is organized;

(h)                                 Buyer shall have made the payments specified in Section 2.3; and

(i)                                     Buyer shall have executed and delivered the TSA.

7.3                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.1.

ARTICLE VIII

REMEDIES

8.1                               Survival of Representations, Warranties and Covenants.

(a)                                 All of the representations and warranties contained in Articles III, IV and V of this Agreement shall survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided that:

(i)                                     the representations and warranties of Holding Company contained in Sections 3.1 (Organization), 3.2 (Authorization of Transaction), and 3.4 (Ownership of Company Shares), (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of five years after Closing; and

(ii)                                  the representations and warranties of Buyer contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction), 4.5 (Investment), 4.7 (Investigation by Buyer) and 4.8 (“No Reliance) (collectively, the “Buyer’s Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of five years after Closing.

Except as otherwise specifically provided in this Agreement, all covenants contained in this Agreement to be performed before or at the Closing shall not survive the Closing and all covenants contained in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(b)                                 The Parties acknowledge and agree that no claim may be brought in respect of a breach of any representation, warranty or covenant contained in this Agreement after the expiration of the survival period applicable to such representation, warranty or covenant, as set forth in Section 8.1(a).

(c)                                  Notwithstanding anything in this Agreement to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or indemnification clause and such claims shall survive until finally resolved.

8.2                               Claims Against the Holding Company.  From and after the Closing and subject to the provisions of this Article VIII, Buyer and its respective Affiliates (which shall include, following the Closing, the Company), directors, officers, managers, employees, and agents (collectively, the “Buyer Indemnitees”) shall be entitled to make a Claim for Indemnification against the Holding Company in respect of any and all losses, assessments, adjustments, recoupment, suspensions, offsets, damages, liabilities, costs and expenses (including reasonable attorney fees) (collectively, “Losses”) incurred by Buyer Indemnitees (“Buyer Losses”), arising out of or resulting from:

(a)                                 a breach of any representation or warranty of the Holding Company contained in Article III;

(b)                                 a breach of any representation or warranty of the Holding Company contained in Article V;

(c)                                  a breach of any covenant or agreement of the Holding Company contained in this Agreement;

(d)                                 [intentionally deleted];

(e)                                  subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, Losses arising from: (i) any post-payment review by, or claims, actions, audits, investigations, or proceedings conducted by or on behalf of, any Third Party Payors or any Governmental Programs, including but not limited to the Ohio Department of Medicare, Medicare and Medicaid administrative contractors or intermediaries, recovery auditors (formerly recovery audit contractors), long-term care audits, zone program integrity contractors, specialty medical review contractors, but only to the extent such Losses arise from services performed by the Company prior to the Closing Date; (ii) audits, investigations, claims, actions, proceedings or lawsuits filed by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, the Ohio State Attorney General, the Ohio State Medicaid agency or other agencies or persons with respect to health care fraud or False Claims Act Matters, qui tam or whistle blower actions, relating to the provision of health care services or the submission of health care claims by the Company relating to dates of service prior to the Closing Date; (iii) any review by, or claims, actions, audits, investigations, or proceedings conducted by any Governmental Authority or Third Party Payor and relating to the operation of the business of the Company or its participation in any Governmental Programs or Private Programs prior to the Closing Date; or (iv) medical malpractice claims arising out of or relating to the operation of the business of the Company prior to Closing;

(f)                                   subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, other than for Benefit Plans and Arrangements which shall be subject to a survival period ending six years from the Closing Date, any Retained Employee Liabilities;

(g)                                  subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, (i) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Periods, provided, for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by the Company with respect to any compensatory payments made in connection with the transaction contemplated by this Agreement, whether such Taxes are incurred prior to, at, or following the Closing Date, shall be treated as arising in the Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and (iv) any Taxes that are the responsibility of the Holding Company;

(h)                                 any worker’s compensation claims relating to the pre-Closing period;

(i)                                     the failure of the Company to comply with all applicable requirements of the Patient Protection and Affordable Care Act of 2010 (“PPACA”), including, without limitation, offering affordable coverage to a sufficient number of Company employees to avoid penalties under the PPACA;

(j)                                    and any claims, actions, proceedings or lawsuits filed or instituted by Cerner Corp. d/b/a Cerner BeyondNow, Inc. or any affiliate thereof (“Cerner”) regarding payments or fees allegedly owed to Cerner by the Company or any member of the Company Group relating to any software solution allegedly used by the Company or any member of the Company Group for any period prior to the Closing, including without limitation those matters referred to in Part 1 and Part 2 of Section 5.18 of the Disclosure Schedules to the Bracor SPA;

(k)                                 any claims, actions, proceedings, investigations, audits or lawsuits filed or instituted by any government agency or any individual or entity on behalf of any government agency with respect to any of the matters addressed in United States of America, ex. rel. Cary L. Zigrossi v. Western Regional Health Corporation, et. al., previously filed on March 2, 2011, in the United States District Court for the Western District of New York, and dismissed without prejudice by order of the court on April 24, 2014; and

(l)                                     defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Buyer Indemnitees to indemnification hereunder.

8.3                               Claims Against Buyer.  From and after the Closing and subject to the provisions of this Article VIII, the Holding Company and its Affiliates, directors, officers, managers, employees (collectively, the “Seller Indemnitees”) shall be entitled to make a Claim for Indemnification against Buyer in respect of any and all Losses  incurred by Seller Indemnitees, arising out of or resulting from:

(a)                                 a breach of any representation or warranty of Buyer contained in Article IV; and

(b)                                 a breach of any covenant or obligation of Buyer contained in this Agreement.

8.4                               Matters Involving Third Party Claims.

(a)                                 If any third party shall notify any Party (the “Indemnified Party”) with respect to a Third Party Claim which may give rise to a Claim for Indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) the Indemnifying Party is prejudiced by such delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(b)                                 Any Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than 30 days after receipt by the Indemnifying Party of the Claim for Indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in connection therewith and the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne solely by such Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim.  If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days after receipt of the Claim for Indemnification that it elects to undertake the defense of the Third Party Claim, then the Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim but shall not thereby waive any right to seek indemnity therefor pursuant to this Article VIII.  Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required for any such settlement or compromise that (i) is exclusively monetary and (ii) does not contain an admission of liability on the part of any Indemnified Party.

(c)                                  All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Parties (or a duly authorized representative of such Party) shall (and Buyer shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.5                               Matters Not Involving Third Party Claims.  Buyer Indemnitees or Seller Indemnitees may make a claim under this Article VIII that does not involve a Third Party Claim in any amount to which they may be entitled under this Article VIII by providing a Claim for Indemnification against the appropriate Indemnifying Party promptly (but in no event more than 10 Business Days) after such Indemnified Party has notice of any Losses that may give rise to a Claim for Indemnification; provided, however, that no delay on the part of a Buyer Indemnitee or Seller Indemnitee in notifying such Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) such Indemnifying Party is actually prejudiced by such delay.  Such Indemnifying Party shall have 30 days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party.  If an objection is delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 20 Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.

8.6                               Limitations on Indemnification.

(a)                                 Notwithstanding anything to the contrary in this Agreement, the right of Buyer Indemnitees to indemnification in respect of Buyer Losses under this Article VIII shall be subject to the following limitations:

(i)                                     Buyer Indemnitees shall not be entitled to assert any Claim for Indemnification pursuant to Sections 8.2(a) or 8.2(b) in respect of any Buyer Losses, or series of related Buyer Losses, until the aggregate amount of all Buyer Losses actually incurred by Buyer Indemnitees exceeds an amount equal to $165,000 (the “Deductible Amount”), in which case Buyer Indemnitees shall have the right to seek indemnification for the amount of Buyer Losses in excess of the Deductible Amount; provided, however, that the limitation set forth in this Section 8.6(a)(i) shall not apply to Buyer Losses based upon, arising out of or resulting, directly or indirectly, from (i) a breach of Fundamental Representations, or (ii) fraud, criminal activity or willful misconduct; and

(ii)                                  the aggregate maximum amount available to Buyer Indemnitees for Claims for Indemnification pursuant to Sections 8.2(a) and (b) shall be limited to $3,000,000; provided, however, that the limitation set forth in this Section 8.6(a)(ii) shall not apply to Buyer Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Fundamental Representations, or (B) fraud, criminal activity or willful misconduct.

(b)                                 The amount of any and all Buyer Losses shall be determined net of: (i) any amounts actually recovered by Buyer Indemnitees or Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contribution agreements or contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Buyer Losses; and (ii) any Tax Benefit realized by a Buyer Indemnitee or a Seller Indemnitee, as applicable, provided that such Tax Benefit is deductible currently (not a deferred tax benefit) and does not place the applicable Buyer Indemnitee or Seller Indemnitee, in the opinion of such indemnitee’s independent accounting firm, in an uncertain adverse tax position (i.e., doesn’t have substantial authority supporting such position or for which Buyer Indemnitee’s or Seller Indemnitee’s accounting firm or tax counsel, as applicable, does not believe satisfies the “more likely than not”  standard).  If an Indemnified Party recovers any amount under insurance policies or other collateral sources within two years after an indemnification payment is made to him or it pursuant to this Article VIII, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the recovered amount; provided that in no event shall the amount of such payment to the Indemnifying Party exceed the amount of such indemnification payment.  Any reduction of Losses under this paragraph shall be net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligations to seek to recover any insurance proceeds in connection with making a claim under this Article VIII).

(c)                                  The representations, warranties and covenants of Holding Company, and a Buyer Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer Indemnitee (including by any of its Representatives) or by reason of the fact that Buyer Indemnitee or any of its Representatives know or should have known at any time that any such representation or warranty is, was or might be inaccurate or by reason of Buyer Indemnitee’s waiver of any condition set forth in Article VIII.

(d)                                 The indemnification rights of the Seller Indemnitees under this Article VIII shall be subject to the same limitations on indemnification applicable to Buyer Indemnitees under this Article VIII.

(e)                                  Notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to “material”, “all material respects”, “Material Adverse Change” or “Material Adverse Effect”) contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, the amount of any Losses arising out of or resulting from a breach of any such representation or warranty; provided that none of such materiality qualifications shall be disregarded for purposes of determining whether any such representation or warranty has been breached.

(f)                                   Notwithstanding anything to the contrary in this Agreement, all references to “Acquisition Date” contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, whether any representation and warranty set forth in this Agreement has been breached and the amount of any Losses arising out of or resulting from a breach of any such representation or warranty.

8.7                               Exclusive Remedy; Waiver of Certain Damages.

(a)                                 Subject to Section 10.12, from and after the Closing, the rights of the Parties pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Parties, and each Party hereby waives all other remedies, with respect to any claim or matter arising from or relating to this Agreement and the transactions contemplated by this Agreement, other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.  Nothing in this Section 8.7 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

(b)                                 Subject to the final sentence of this Section 8.7(b), in no event shall any Person be liable for (i) punitive, special, exemplary, lost profits, damage to reputation or loss of goodwill, whether based in contract, tort, strict liability or otherwise (other than indemnification for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required).  Nothing in this Section 8.7(b) shall limit a Person’s right to recover under this Article VIII for any damages described in the preceding sentence to the extent such Person is required to pay such damages to a third party in connection with a matter for which such Person is, in all other respects, entitled to indemnification pursuant to this Article VIII.

8.8                               Closing of the Bracor SPA Transaction.  Notwithstanding anything in this Agreement to the contrary, if the transactions contemplated by the Bracor SPA close, then (a) the Holding Company’s indemnification obligations under this Article VIII shall be merged into the indemnification obligations of the Sellers (as defined in the Bracor SPA) and otherwise subject to the provisions of Article VIII of the Bracor SPA, including, without limitation, the application of the Indemnification Escrow Amount and the limitations on indemnification set forth in such Article VIII, (b) to the extent that the Holding Company has paid an indemnification claim pursuant to this Agreement prior to the Bracor SPA Closing Date (as defined in the Bracor SPA), then the amount of such payment shall, as applicable, apply against the indemnification limitations set forth in the Bracor SPA and reduce the Company Group’s (as defined in the Bracor SPA) Working Capital (as defined in the Bracor SPA) for purposes of computation of the Preliminary Purchase Price (as defined in the Bracor SPA) and Final Purchase Price (as defined in the Bracor SPA) under the Bracor SPA, and (c) the survival period for indemnification purposes shall be deemed to commence as of the Bracor SPA closing date, but the “Closing Date” for purposes of the bring down of representations and warranties in this Agreement shall remain the actual Closing Date of the transactions contemplated by this Agreement.  But if the Bracor SPA is terminated prior to a closing, then the Holding Company’s and the Buyer’s indemnification obligations under this Agreement shall be determined based on this Article VIII without regard to the Bracor SPA.

8.9                               Adjustments to Final Purchase Price.  All indemnification payments under this Article VIII shall be deemed adjustments to the Final Purchase Price.

8.10                        Parent Guaranty.

(a)                                 Parent hereby unconditionally and irrevocably guarantees to the Holding Company the full and punctual performance of and compliance with all covenants, agreements and other obligations of Buyer, now or hereafter existing, under this Agreement and each of the Ancillary Documents, including the payment of all amounts due from Buyer under Article II and this Article VIII.  The guaranty set forth in this Section 8.10(a) is an absolute, present, primary and continuing guaranty of performance, payment and compliance.  Parent acknowledges and agrees that its liability under this Section 8.10(a) is joint and several with Buyer and, upon any breach or default by Buyer, the Holding Company shall not be obligated to first attempt enforcement against Buyer.  Parent hereby waives any and all defenses to enforcement of the guaranty set forth in this Section 8.10(a), now existing or hereafter arising, which may be available to guarantors, sureties and other secondary parties at law or in equity.  Parent further agrees to pay all reasonable costs and expenses, including reasonable attorney fees and related costs, incurred by the Holding Company or their Affiliates in enforcing the guaranty set forth in this Section 8.10(a).  Parent agrees that (i) the Holding Company would be damaged irreparably in the event that any of the provisions of this Section 8.10(a) are not performed in accordance with their specific terms and (ii) the Holding Company shall be entitled, in addition to any other remedy at law or in equity, to specific performance of the terms of this Section 8.10(a), without the necessity of proving the inadequacy of money damages as a remedy and without posting any bond in connection therewith.  Notwithstanding anything herein to the contrary, Parent’s obligations under this Section 8.10 shall be co-extensive with Buyer’s obligations under this Agreement, and shall be subject to the terms and conditions of this Agreement (excluding for this purpose, this Section 8.10).

(b)                                 Parent represents and warrants to the Holding Company that, as of the date of this Agreement and as of the Closing Date: (i) Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, including the obligations set forth in Section 8.10(a); (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity; and (iii) the execution and delivery of this Agreement, and Parent’s performance under this Agreement, including Parent’s performance under Section 8.10(a), do not (x) violate any Law, Decree or other restriction of any Governmental Authority to which Parent is subject, or any provision of its Organizational Documents or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject.

8.11                        Effect of Investigation.   The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, including as a result of the Holding Company’s notification of Buyer of certain matters or updating of the Disclosure Schedules pursuant to Section 6.3,  or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.1 or 7.2, as the case may be.

ARTICLE IX
TERMINATION

9.1                               Termination of Agreement.  Certain of the Parties may terminate this Agreement, prior to the occurrence of the Closing, as provided below:

(a)                                 Buyer and the Holding Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Buyer or the Holding Company may terminate this Agreement if the Closing shall not have occurred on or prior to March 31, 2015 (the “Termination Date”), and the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have contributed to or resulted in the failure of the Closing to occur on or before the Termination Date;

(c)                                  Buyer may terminate this Agreement by giving written notice to the Holding Company at any time prior to the Closing in the event: (i) the Holding Company has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.1(a) or (b) not to be satisfied; and (ii) Buyer has notified the Holding Company of such breach in writing and such breach is incapable of cure, or if such breach is capable of cure, the breach has continued without cure for a period of 30 days after the notice of breach; provided, that, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Buyer if Buyer or Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d)                                 The Holding Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event: (i) Buyer or Parent has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied; and (ii) the Holding Company has notified Buyer of such breach in writing and such breach is incapable of cure, or if such breach is capable of cure, the breach has continued without cure for a period of 30 days after the notice of breach; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Holding Company if the Holding Company is then in material breach of any of his or its representations, warranties, covenants or agreements contained in this Agreement.

9.2                               Effect of Termination.  If any Party terminates this Agreement in accordance with Section 9.1, (a) this Agreement shall thereupon become void and of no further force or effect, and there shall be no liability or obligation on the part of the Parties or any of their respective Affiliates, except that Section 6.5 (Expenses), Section 6.6 (Confidentiality), Section 6.7 (No Public Announcement), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous), shall survive such termination and remain valid and binding obligations of the Parties; and (b) with respect to any liabilities or damages incurred or suffered by any Party, nothing herein shall relieve any Party from liability for such liabilities or damages arising as a result of (i) the failure of any Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder, (ii) the willful failure of any Party to fulfill a condition to the performance of the material obligations of any of the other Parties or (iii) the willful and material failure of any Party to perform a covenant or agreement hereunder applicable to it.

ARTICLE X

MISCELLANEOUS

10.1                        No Third Party Beneficiaries.  Except for the provisions of Section 6.8, which are intended to be enforceable by the Persons referred to therein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.2                        Entire Agreement.  This Agreement and the Ancillary Documents entered into by and between the Parties constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and such Ancillary Documents, and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement and such Ancillary Documents.

10.3                        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.4                        Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on this Agreement or any Ancillary Document, an image of which has been transmitted electronically, shall constitute an original signature for all purposes.  The delivery of copies of this Agreement or any Ancillary Document, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such Ancillary Document for all purposes.

10.5                        Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6                        Notices.  All notices, requests, demands, claims and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) when delivered personally; (b) when sent by facsimile transmission (with confirmation by the transmitting equipment); (c) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after being sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below. If to the Holding Company:

Bracor, Inc.

346 Delaware Avenue

Buffalo, NY 14202

Attn:  CEO

Facsimile:  (716) 856-7506

E-mail:  eric.armenat@willcare.com

With a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attn:  John J. Zak

David G. Reed

Facsimile:  (716) 849-0349

E-mail:  jzak@hodgsonruss.com

dreed@hodgsonruss.com

If to Buyer or Parent:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn:  President

Facsimile:  (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attn:  Scott W. Dolson

Facsimile:  (502) 581-1087

E-mail:  sdolson@fbtlaw.com

Any Party may send any notice, request, demand, claim or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including electronic mail), but no such communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.

10.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyer and the Holding Company.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10                 Construction.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” (and variations thereof) shall mean “including, without limitation.”  All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP.  All monetary amounts set forth in this Agreement are in United States Dollars.  All words used in this Agreement will be construed to be of such gender or singular or plural as the circumstances require.  All references to “Section” or “Article” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided.  The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.  The word “or” shall not be construed in its exclusive sense.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11                 Incorporation of Exhibits and Schedules.  The Exhibits and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

10.12                 Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this

Agreement and to enforce the terms of this Agreement, in any Delaware State or Federal court sitting in Dover, Delaware by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for securing or posting of any bond in connection with such remedy.  With respect to any matter contemplated by this Section 10.12, each Party agrees and consents to the exclusive jurisdiction of any Delaware State or Federal court sitting in Dover, Delaware, waives all objections based on lack of venue and forum non conveniens, and irrevocably consents to the personal jurisdiction of all such courts.

10.13                 Disclosure Schedule.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute, claim or controversy as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not constitute, or be deemed to constitute, an admission to any third party concerning such item or matter.  Any reference to a document in the Disclosure Schedule is qualified in its entirety by reference to such document.

10.14                 Public Statements.  Prior to the Closing, the Holding Company and Buyer agree to cooperate in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to employees of the Company) and, prior to the Closing, no press release or other public statements may be issued without the joint consent of Buyer and the Holding Company; provided, however, that Buyer and its Affiliates may issue press releases or make public statements without the Holding Company’s consent to the extent Buyer or its Affiliates are required by applicable Law, as advised by legal counsel.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

BUYER:

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ C. Steven Guenthner
Name: C. Steven Guenthner
Title: President

PARENT:

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
Name: C. Steven Guenthner
Title: President

HOLDING COMPANY:

BRACOR, INC.

By:	/s/ Eric Armenat
Eric Armenat, President and CEO

[Signature Page to Stock Purchase Agreement]

Exhibit A

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [March 1], 2015 by and among (i) National Health Industries, Inc. (“NHI”), (ii) Bracor, Inc. (“Bracor”), and (iii) BHC Services, Inc. (“BHC”).

RECITALS

A.                                    Pursuant to the terms of a Stock Purchase Agreement dated as of February 24, 2015, among NHI, Almost Family, Inc. (“AFAM”), and Bracor (the “Ohio Purchase Agreement”), NHI has acquired 100% of the stock of BHC (the “Ohio Acquisition”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Ohio Purchase Agreement.

B.                                    Simultaneously with the execution of the Ohio Purchase Agreement, NHI, AFAM, Bracor, and the shareholders of Bracor have entered into a Share Purchase Agreement, dated as of February 24, 2015 (the “Bracor Purchase Agreement”), pursuant to which NHI will acquire 100% of the stock of Bracor upon the receipt of certain regulatory approvals and the satisfaction of certain additional closing conditions (the “Bracor Acquisition” and, collectively with the Ohio Acquisition, the “Acquisition”).

C.                                    Bracor currently performs certain administrative and other services for BHC necessary for the operation of BHC’s business.

D.                                    Bracor likewise desires for NHI and its affiliates to provide certain transitional services to Bracor up to the date of closing of the Bracor Acquisition.

E.                                     In connection with the Acquisition, and as further contemplated by the Ohio Purchase Agreement, Bracor and NHI have agreed to reciprocally provide certain transition services as more fully set forth in this Agreement, in the manner and for the respective periods set forth in this Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.                                      Transition Services.

(a)                                 During the Transition Period (as defined below), at the reasonable request of NHI from time to time (i) Bracor will use its reasonable best efforts to provide or cause one or more of its affiliates to provide to BHC one or more of the home office services traditionally provided by Bracor to BHC, and will use commercially reasonable efforts to provide such other transition support and expertise or such adjustments to such services as NHI and Bracor may hereafter agree (collectively, the “Bracor Services”).

(b)                                 During the Transition Period, at the reasonable request of Bracor’s from time to time (i) NHI will use its reasonable best efforts to provide or cause one or more of its affiliates to provide to Bracor or its subsidiaries, one or more of the home office services NHI or its affiliates traditionally have provided to NHI’s affiliated home health agencies, (collectively, the “NHI Services”, and, collectively with the Bracor Services, the “Services”).

(c)                                  When Services are requested and the terms (e.g., cost, reimbursement protocols, length of service, etc.) for such Services are mutually agreed upon by Bracor and NHI, the parties will memorialize on an attachment to this Agreement (“Attachment A”), the nature of the services and the material terms.

2.                                      Transition Periods.   The Bracor Services and NHI Services may be requested by the applicable party from time to time during the period commencing on the date of this Agreement through the date of closing of the transactions contemplated by the Bracor Agreement (the “Transition Period”).  The period of time that a specific service is provided within the Transition Period shall be determined by mutual agreement of the parties and memorialized on Attachment A.

3.                                      Payment for Services.

(a)                                 During the Transition Period, Bracor and NHI or their respective affiliates shall provide their respective Services in the manner set forth herein at the prices determined in accordance with Attachment A.  Services will be provided at their actual cost to the providing party:  in the event that Bracor or NHI or any of their respective affiliates incur reasonable and documented out-of-pocket expenses in the provision of any Service, but excluding payments made to their respective employees or any of their respective affiliates (such expenses, collectively, “Out-of-Pocket Costs”), Bracor and NHI shall reimburse each other for their respective Out-of-Pocket Costs in accordance with the invoicing procedures set forth in this Section 3.  NHI shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Bracor Services, and Bracor shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of the NHI Services.  If either party’s Service is terminated prior to the end of applicable payment period for such Service, the amount due with respect to such Service shall be prorated based upon the number of days elapsed since the end of the last period for which party providing the Service shall have been paid pursuant to paragraph 3(b) with respect to such Service.  Upon the adding of an additional Service, the parties shall determine in good faith an adjustment of the amount to be paid by the party receiving the Service for such additional service.

(b)                                 Bracor and NHI will submit to each other for payment monthly statements of amounts due under this Agreement for the Services delivered by Bracor and NHI during the preceding month.  The statements will specify the nature of the Services provided and will contain or be followed by such other supporting detail as the party receiving the invoice may from time to time reasonably request.  All amounts due to Bracor or NHI pursuant to this Agreement shall be paid within 30 days after receipt of each such statement hereunder. In the event of an invoice dispute, the party disputing the invoice shall deliver a written statement to the other party no later than 10 days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item.

Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in this Section 3. The parties shall seek to resolve all such disputes expeditiously and in good faith.

(c)                                  If at any time either party believes that the payments contemplated by a specific Service are materially insufficient to compensate the party providing the Service for the cost of providing the Service it is obligated to provide hereunder, or believes that the payments contemplated by a specific Service materially overcompensate the party providing the Service for such Service, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Service for future periods.

4.                                      Books and Records.  Each party shall make available and shall cause its affiliates providing Services hereunder to make available their books and records indicating the costs charged for the Services described in Attachment A, at reasonable times at their principal place of business, to the other party or any firm of certified public accountants or other agent selected by the party receiving the Services at such party’s cost and expense for the purpose of verifying the amounts charged for the Services.

5.                                      Responsibilities of Bracor and NHI.

(a)                                 Bracor and NHI will provide or cause their respective affiliates to provide their respective Services in accordance with the terms hereof and usual and customary standards and, in the case of Bracor, will exercise the same degree of care, skill and effort as it exercises (or has exercised) in providing the same or similar Services for BHC prior to the date hereof.  The Bracor Services will be substantially identical in nature and quality to the services provided or otherwise made available by Bracor to BHC immediately prior to the date hereof. Bracor and NHI shall each perform, or cause their respective affiliates to perform, their respective Services in compliance with all applicable Laws.  Any confidential information or other intellectual property of the a party or its affiliates used by the other party in connection with the providing of Services under this Agreement belongs to the party receiving the Services or its respective affiliates, and upon the termination of such Services under this Agreement, any data or other confidential information in the possession of the party providing the Services will be turned over to the other party or its affiliates to the extent reasonably feasible, and Bracor shall otherwise cooperate in NHI’s assumption of the Bracor Services.

(b)                                 Each party’s respective personnel performing the Services will be and remain the employees of the party providing the Services, and each party will provide for and pay the compensation and other benefits of such employees within such party’s existing policies and practices, including salary, health, accident, severance, and workers’ compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees.

(c)                                  Except as expressly set forth in this Agreement, neither party makes any representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Each party acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Bracor or NHI (as applicable) as an independent contractor.

(d)                                 It is understood and agreed that each Bracor may have been retaining, and may continue to retain, third-party service providers to provide some of the Bracor Services to NHI. In addition, each party shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder required to be performed by such party; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Bracor Service as of the date hereof, Bracor shall obtain the prior written consent of NHI to hire such subcontractor, such consent not to be unreasonably withheld. Each party shall in all cases retain responsibility for the provision to the other party of any Services to be performed by any third-party service provider or subcontractor or by any of such party’s affiliates.

6.                                      Confidentiality.  Each party shall, and shall cause their affiliates to, hold in confidence all confidential or trade secret information obtained relating to the subject matter or performance of this Agreement. Notwithstanding the foregoing, confidential or trade secret information shall not include any information that a party can demonstrate: (a) was publicly known at the time of disclosure to it, or has become publicly known through no act of such party; (b) was rightfully received from a third party without a duty of confidentiality; or (c) was developed by such party independently without any reliance on the confidential or trade secret information of the other party or its affiliates.

7.                                      Duration and Termination.

(a)                                 This Agreement shall become effective as of the date first above written and shall continue until the expiration of the Bracor Transition Period.  Upon the expiration or termination of this Agreement pursuant to this paragraph 7, the rights and obligations of the parties hereunder shall terminate, except rights and obligations of the parties under paragraphs 3, 4, 6, and 7, which shall survive such expiration or termination without limitation.  Subject to paragraph 6, upon expiration or termination of the Ohio Transition Period, Bracor shall promptly deliver to NHI all data, programs, software materials and other properties owned by NHI or BHC and held by Bracor or any of its affiliates in connection with the performance of this Agreement, and will assist NHI and BHC at NHI’s or BHC’s request and expense in effecting an orderly transition of all Bracor Services.

(b)                                 Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 12) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of 15 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by a party for a Service in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 7(b).

(c)                                  In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within 60 days related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement upon written notice given to the affected party.

8.                                      Representations and Warranties of Bracor.  Bracor represents and warrants to NHI, as follows.

(a)                                 Bracor that is an entity duly formed, validly existing and in good standing under the laws of the State of New York. Bracor has all requisite corporate power and authority to provide the Bracor Services and to own and use the assets and properties used in connection with the Bracor Services.

(b)                                 Bracor has the right and power to enter into, and perform its obligations under this Agreement and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by each Bracor and is binding upon, and enforceable against, Bracor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

(c)                                  Neither the execution, delivery and performance of this Agreement by Bracor nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of Bracor, or any Law or any contract to which Bracor is a party or by which Bracor is subject or bound.

(d)                                 No consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Bracor of this Agreement.

9.                                      Representations and Warranties of NHI.  NHI represents and warrants to Bracor, as follows.

(a)                                 NHI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  NHI has all requisite corporate power and authority to provide the NHI Services and to own and use the assets and properties used in connection with the NHI Services.

(b)                                 NHI has the corporate right and power to enter into, and perform its obligations under this Agreement and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by NHI and is binding upon, and enforceable against, NHI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

(c)                                  Neither the execution, delivery and performance of this Agreement by NHI nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of NHI, or any Law or any contract to which NHI is a party or by which NHI is subject or bound.

(d)                                 No consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by NHI of this Agreement.

10.                               Non-Exclusivity.  Nothing in this Agreement shall preclude a party from obtaining any Services to be provided to such party, in whole or in part, from its own employees or from other third party providers  at any time.

11.                               Assignment, Successors and Assigns.  The respective rights and obligations of a party shall not be assignable without the prior written consent of the other parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns and heirs.

12.                               Force Majeure.   The obligations of each party under this Agreement with respect to performance of any Service shall be suspended during the period and to the extent that such party is prevented or hindered from providing such Service, or the party receiving such Service is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) governmental order or law, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by any governmental authority, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities, or (j) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and the party performing such Service shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither NHI nor Bracor shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

13.                               Access to Premises.  In order to enable the provision of the Services, each party agrees that it shall provide to the other party and its affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to the other party, access to the facilities, assets and books and records of the party receiving the Services, in all cases to the extent necessary for the party providing the Services to fulfill its obligations under this Agreement. Each party agrees that all of its and its affiliates’ employees and any third-party service providers and subcontractors, when on the property of the other party or its affiliates or when given access to any equipment, computer, software, network or files owned or controlled by the other party or its affiliates, shall conform to the policies and procedures of the other party or its affiliates concerning health, safety and security which are made known to the party providing the services in advance in writing.

14.                               Limitation on Liability.   In no event shall any party have any liability under any provision of this Agreement for any punitive, special, exemplary, lost profits, damage to reputation or loss of goodwill, whether based in contract, tort, strict liability or otherwise (other than for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required). Each party acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of this Agreement, including the limitations on representations and warranties with respect to the Services.

15.                               Entire Agreement.  This Agreement (including Attachment A, which is incorporated into this Agreement)  constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.  No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

17.                               Interpretation; No Strict Construction.  Attachment A shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

18.                               Savings Clause.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

19.                               No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties, and the parties do not intend that any other person shall be a third-party beneficiary of the covenants by the parties contained in this Agreement.

20.                               Relationship of Parties.  It is expressly understood and agreed that in rendering Services hereunder, each party is acting as an independent contractor.  No party (nor any employee thereof) shall be deemed an employee, partner, joint venturer, agent or other representative of any other party for any purpose whatsoever.  No party has the right or authority to enter into any contract, warranty, guaranty or other undertaking in the name of or for the account of any other party, or to assume or create any obligation or liability of any kind, express or implied, on account of the other or to bind any other party in any manner whatsoever, or hold itself out as having any such power or authority to create any such obligation or liability on behalf of any other party or to bind such party in any manner whatsoever (except as to any actions taken by one of them at the express written request and direction of the other).

21.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, by United States mail or electronic mail.  Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand, by facsimile, by electronic mail or by nationally recognized private courier shall be deemed given on the first Business Day following receipt.  All notices shall be addressed as follows:

If to Bracor:

Bracor, Inc.

346 Delaware Avenue

Buffalo, NY 14202

Attn:   CEO

Facsimile: (716) 856-7506

E-mail: eric.armenat@willcare.com

With a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attn:  John J. Zak

David G. Reed

Facsimile: (716) 849-0349

E-mail: jzak@hodgsonruss.com

dreed@hodgsonruss.com

If to NHI or BHC:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attn:  President

Facsimile: (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attn: Scott W. Dolson

Facsimile: (502) 581-1087

E-mail: sdolson@fbtlaw.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this paragraph 18.

22.                               Descriptive Headings.  The captions of the various sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

23.                               U.S. Dollars.  All amounts expressed in this Agreement (including Attachment A) and all payments required by this Agreement are in United States dollars.

24.                               Governing Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Delaware.

25.                               Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

26.                               Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN DOVER, DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED MAIL, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN PARAGRAPH 18, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED.  EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.  NOTHING IN THIS PARAGRAPH 23 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed as of the date first set forth above.

NATIONAL HEALTH INDUSTRIES, INC.

By:

Name:

Title:

BRACOR, INC.

By:

Name:

Title:

BHC SERVICES, INC.

By:

Name:

Title: